Exhibit 10.1

EXECUTION VERSION

$326,500,000.00

CREDIT AGREEMENT

Dated as October 5, 2016

by and among

ARCH COAL, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
 as Agent

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(C)	—	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)	—	EXCLUDED PROPERTY
SCHEDULE 1.1(P)	—	PERMITTED LIENS
SCHEDULE 1.1(R)	—	REAL PROPERTY
SCHEDULE 6.2	—	CERTAIN INFORMATION REGARDING CAPITALIZATION OF BORROWER AND ITS SUBSIDIARIES
SCHEDULE 6.6	—	LITIGATION
SCHEDULE 6.11	—	CONSENTS AND APPROVALS
SCHEDULE 6.13	—	INSURANCE
SCHEDULE 6.18	—	CERTAIN DISCLOSURES REGARDING ENVIRONMENTAL MATTERS
SCHEDULE 6.24	—	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 8.02(a)	—	EXISTING DEBT
SCHEDULE 8.02(b)	—	EXISTING GUARANTIES
SCHEDULE 8.02(c)	—	PERMITTED LIQUIDATIONS
SCHEDULE 8.02(d)	—	PERMITTED DISPOSITIONS
SCHEDULE 8.02(e)	—	CERTAIN AFFILIATE TRANSACTIONS
SCHEDULE 8.02(n)	—	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	—	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	—	FORM OF GUARANTOR JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(2)	—	FORM OF GUARANTY AGREEMENT
EXHIBIT 1.1(N)	—	FORM OF TERM LOAN NOTE
EXHIBIT 1.1(P)(1)	—	FORM OF PERFECTION CERTIFICATE
EXHIBIT 1.1(P)(2)	—	FORM OF PLEDGE AGREEMENT (BORROWER)
EXHIBIT 1.1(P)(3)	—	FORM OF PLEDGE AGREEMENT (GUARANTORS)
EXHIBIT 1.1(S)(1)	—	FORM OF SECURITY AGREEMENT (BORROWER)
EXHIBIT 1.1(S)(2)	—	FORM OF SECURITY AGREEMENT (GUARANTORS)
EXHIBIT 2.5	—	FORM OF TERM LOAN REQUEST
EXHIBIT 7.01	—	FORM OF SOLVENCY CERTIFICATE
EXHIBIT 8.03(c)	—	FORM OF COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 5, 2016, and is made by and among ARCH COAL, INC., a Delaware corporation (the “Borrower”), the LENDERS (as hereinafter defined) and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacities as administrative agent for the Lenders and collateral agent for the Lenders (in such capacities, together with its successors and assigns, in such capacities, the “Agent”).

WHEREAS, the Borrower entered into that certain Amended and Restated Credit Agreement, dated as of June 14, 2011 (as amended by the First Amendment, dated as of May 16, 2012, the Second Amendment, dated as of November 20, 2012, the Third Amendment, dated as of November 21, 2012 and the Fourth Amendment, dated as of December 17, 2013, the “Prepetition Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities party thereto as term loan lenders (the “Prepetition Lenders”), Wilmington Trust, National Association, in its capacity as term loan facility administrative agent (as successor to Bank of America, N.A. in such capacity), Wilmington Trust, National Association, in its capacity as collateral agent (as successor to PNC Bank, National Association in such capacity) (the “Prepetition Collateral Agent”), and certain other parties thereto, pursuant to which the Prepetition Lenders agreed, subject to the terms and conditions contained therein, to make available to the Borrower certain credit facilities as provided for therein;

WHEREAS, on January 11, 2016 (the “Petition Date”), the Borrower and certain of its subsidiaries (each, a “Chapter 11 Debtor” and collectively, the “Chapter 11 Debtors”) filed voluntary petitions with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code (each case of a Chapter 11 Debtor, a “Case” and collectively, the “Cases”);

WHEREAS, the joint Plan of Reorganization (as hereinafter defined) of the Chapter 11 Debtors was confirmed by the Bankruptcy Court on September 13, 2016 and will be consummated on the date hereof; and

WHEREAS, pursuant to the Plan of Reorganization, the Prepetition Lenders are entitled to receive, among other distributions, interests in an exit term loan facility in the original aggregate principal amount of $326,500,000 (such exit term facility, as evidenced hereby, being the “Facility”), on the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.01.                          Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“ABL Priority Collateral” shall mean, collectively, each Loan Party’s right, title or interest in or to all of the following types and items of property of such Loan Party, whether now owned or existing or hereafter created, acquired or arising and wherever located (and in each case subject to customary exceptions to be agreed in the intercreditor agreement entered into in connection with the applicable Permitted ABL Financing): (i) all inventory, (ii) all contracts, documents of title and other documents that evidence the ownership of or right to receive or possess, or that otherwise directly relate to, any inventory, including, without limitation, contracts and documents that relate to the acquisition or sale or other disposition of any inventory; (iii) all rights of an unpaid vendor with respect to inventory; and (iv) all Receivables Assets, but for the avoidance of doubt, excluding on any date, amounts on deposit in any account that are traceable as direct proceeds of the Term Loan Priority Collateral, any proceeds of Term Loan Priority Collateral, including any rights to payment arising from a disposition of Term Loan Priority Collateral, and contracts, documents of title and other documents that evidence the ownership of or right to receive or possess, or otherwise directly relate to the Term Loan Priority Collateral.

“Active Operating Properties” shall mean all property which is the subject of outstanding Environmental Health and Safety Permits issued to any Loan Party or any Subsidiary of any Loan Party.

“Additional PIK Interest” shall have the meaning specified in Section 5.05(b).

“Additional PIK Interest Rate” shall mean 1.00% per annum.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agent” shall have the meaning specified in the introductory paragraph hereto.

“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated as of October 5, 2016, between the Borrower and the Agent.

“Agent Parties” shall have the meaning specified in Section 13.15.

“Agreement” shall mean this Credit Agreement (including all schedules and exhibits), as the same may hereafter be supplemented, amended, restated, refinanced, replaced, or modified from time to time.

“Annual Statements” shall have the meaning specified in Section 6.07(a).

“Applicable Margin” shall mean (i) the percentage spread to be added to the LIBOR Rate applicable to Term Loans under the LIBOR Rate Option, which shall be equal to 9.00% and (ii) the percentage spread to be added to the Base Rate applicable to Term Loans under the Base Rate Option, which shall be equal to 8.00%.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 13.09, in substantially the form of Exhibit 1.1(A).

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Law” shall have the meaning specified in Section 10.10.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Missouri or any other court having jurisdiction over the Cases from time to time.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the Prime Rate and (iii) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(i).

“Benefit Arrangement” shall mean an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or contributed to by any member of the ERISA Group.

“Black Lung Act” shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Bonding Subsidiary” shall mean a Subsidiary of the Borrower the sole purpose of which is to own a leasehold interest in a coal lease where the lessor thereof is a Person who is not an Affiliate of the Borrower (but not to operate any Mining Operations thereon) and to enter into surety or similar arrangements to provide payment assurances to the lessor thereof related to the cost of acquiring such leasehold interest and any bonus bid and royalty payments thereunder, and Bonding Subsidiaries shall mean, collectively, each and every Bonding Subsidiary.

“Borrower” shall have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning specified in Section 8.03(i).

“Borrower Shares” shall have the meaning specified in Section 6.02.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Term Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York City, New York or the Agent’s Principal Office and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Case” or “Cases” shall have the meaning specified in the recitals hereof.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Chapter 11 Debtor” or “Chapter 11 Debtors” shall have the meaning specified in the recitals hereof.

“Coal Act” shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Supply Agreement” shall mean with respect to the Borrower or any of its Subsidiaries an agreement or contract in effect on the Effective Date or thereafter entered into for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

“Collateral” shall mean all of the “Collateral” as defined in any Collateral Document and all other assets that become subject to the Liens created by the Collateral Documents from time to time.

“Collateral Documents” shall mean, collectively, the Pledge Agreements, the Security Agreements, the Mortgages, the Assignments of Leases and Rents (if any), the Patent, Trademark and Copyright Security Agreements, the Control Agreements and each other agreement providing for a security interest in and/or Lien on the Collateral in favor of the Agent for the benefit of the Secured Parties.

“Compliance Certificate” shall have the meaning specified in Section 8.03(c).

“Confirmation Order” shall have the meaning specified in Section 7.01(b).

“Contamination” shall mean the presence or Release or threat of Release of Regulated Substances in, on, under or emanating to or from the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, which pursuant to Environmental Health and Safety Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Health and Safety Laws requires performance of a Remedial Action or which otherwise constitutes a violation of Environmental Health and Safety Laws.

“Contractual Obligation” shall mean as to any Person, any provisions of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall mean, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent and the Required Lenders, among the Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable Uniform Commercial Code) over such account (and all assets on deposit therein or credited thereto) to the Agent, for the benefit of the Secured Parties.

“Debt” shall mean for any Person as of any date of determination the sum, without duplication, of any and all indebtedness, obligations or liabilities of such Person for or in respect of: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness), (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit, (v) all indebtedness and other obligations of each Securitization Subsidiary in respect of any Permitted Receivables Financing, (vi) all payments such Person would have to make in the event of an early termination, on the date such Debt is being terminated, in respect of outstanding Hedging Transactions, or (vii) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guaranties by such Person (the “Guarantying Person”) of Debt described in clauses (i) through (vi) above of other Persons (each such other Person being a “Primary Obligor” and the obligations of a Primary Obligor which are subject to a Guaranty by a Guarantying Person being “Primary Obligations”) (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guaranty by the Guarantying Person of the Primary Obligations of the Primary Obligor shall not constitute Debt). It is expressly agreed that obligations in respect of any current trade liabilities (which are incurred in the ordinary course of business and which are not represented by a promissory note or other evidence of indebtedness) and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business shall not be deemed “Debt” for purposes hereof.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Lender any other amount required to be paid by it hereunder, (b) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action, or (c) has failed at any time to comply with the provisions of Section 5.03 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in such Lender by an Official Body or an instrumentality thereof, or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by an Official Body or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

As used in this definition and in Section 2.07, the term “Bankruptcy Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disqualified Equity Interests” shall mean any equity interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, or require the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is ninety-one (91) days after the Stated Maturity Date (determined as of the date of issuance thereof), or (b) are convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any equity interests referred to in (a) above, in each case at any time prior to the date that is ninety-one (91) days after the Stated Maturity Date (determined as of the date of issuance thereof).  Notwithstanding the foregoing, any equity interests that would constitute Disqualified Equity Interests solely because holders of the equity interests have the right to require the issuer of such equity interests to repurchase such equity interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such equity interests provide that the issuer may not repurchase or redeem any such equity interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Disqualified Institution” shall mean all competitors on the “disqualified institutions” list delivered by the Borrower to the Agent prior to the Effective Date.  The list of Disqualified Institutions shall be posted to the Platform.

“Dollar, Dollars, U.S. Dollars and the symbol $” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States or of any political subdivision of the United States.

“EBITDA” for any period of determination shall mean with respect to the Borrower and its consolidated Subsidiaries: (a) consolidated net income (or loss) (excluding the effect of non-cash compensation expenses related to common stock and other equity securities issued to employees, extraordinary gains and losses, gains or losses on discontinued operations, equity earnings or losses of Affiliates (other than earnings or losses of the Borrower or any Subsidiary of the Borrower)), plus (b) for such period of determination the sum of the following, without duplication and to the extent included in determining consolidated net income under the immediately preceding clause (a): (i) interest expense (net of interest income), (ii) income tax expense, (iii) depreciation, depletion and amortization of property, plant, equipment and intangibles, (iv) non-cash debt extinguishment costs, (v) non-cash impairment charges or asset write-offs and non-cash charges due to cumulative effects of changes in accounting principles, (vi) any costs and expenses incurred in connection with the Cases and the consummation of the Plan of Reorganization and the consummation of the transactions contemplated thereby for such period, (vii) any charges arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries and (viii) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents, plus (c) cash dividends or distributions received from Affiliates (other than received from the Borrower or any Subsidiary of the Borrower) to the extent not included in determining consolidated net income minus (d) any gains arising from Fresh-Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries. All items included in the definition of EBITDA shall be determined in each case for the applicable Person for the period of determination on a consolidated basis in accordance with GAAP.

Notwithstanding anything to the contrary, the EBITDA for the Borrower and its Subsidiaries shall be deemed to be $100,000,000 for any date of determination for the period commencing on the Effective Date and ending on the date on which the annual financial statements for the fiscal year ended December 31, 2016 shall have been delivered to the Agent pursuant to Section 8.03(b).

For purposes of determining the Senior Secured Leverage Ratio under this Agreement, in the event that the Borrower or any Subsidiary of the Borrower:

A.            acquires in a Permitted Acquisition any Person or business (the “Acquired Person”) during any period of determination, then EBITDA of the Borrower and its Subsidiaries shall be increased for such period of determination by the EBITDA of the Acquired Person, subject to the following:

(1)           the EBITDA of the Acquired Person shall be based upon financial statements reasonably acceptable to the Required Lenders (the “Acquired Person’s EBITDA”); and

(2)           the Permitted Acquisition of the Acquired Person shall be deemed to have occurred on the first day of the period of determination with EBITDA of the Acquired Person for periods prior to the actual date of the consummation of such acquisition based upon the Acquired Person financial statements and in an amount and calculated in a manner reasonably acceptable to the Required Lenders and with EBITDA of the Acquired Person for periods on or after the date of consummation of such Permitted Acquisition based upon the actual operating results of the Acquired Person after giving effect to such Permitted Acquisition; or

B.            disposes of any business pursuant to Section 8.02(d)(v) of this Agreement: then EBITDA of the Borrower and its Subsidiaries shall, with respect to such dispossessed business, shall be increased or decreased, as applicable, for such period of determination by the EBITDA attributable to such dispossessed business, subject to the following:

(1)           the EBITDA attributable to such business shall be based upon financial statements reasonably acceptable to the Required Lenders (the “Dispossessed Business EBITDA”); and

(2)           the disposition of such business shall be deemed to have occurred on the first day of the period in which such disposition occurred and calculated in a manner reasonably acceptable to the Required Lenders and with the applicable Dispossessed Business EBITDA based upon the actual operating results of such dispossessed business.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date on which the conditions precedent specified in Section 7.01 are satisfied (or waived in accordance with Section 13.01).

“Effective Date Lenders” shall have the meaning specified in the definition of “Lenders”.

“Environmental Health and Safety Claim” shall mean any administrative, regulatory or judicial action, suit, claim, written notice of non-compliance or violation, written notice of liability or potential liability, proceeding relating in any way to any Environmental Health and Safety Laws, any Environmental Health and Safety Permit, any Regulated Substances, any Contamination, the performance of any Remedial Action.

“Environmental Health and Safety Complaint” shall mean any written notice or complaint by any Person or Official Body setting forth allegations relating to or a cause of action arising under any Environmental Health and Safety Laws for personal injury or property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of a Remedial Action, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Health and Safety Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Health and Safety Laws.

“Environmental Health and Safety Laws” shall mean, collectively, any federal, state, local or foreign statute, Law (including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq., the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Wild and Scenic Rivers Act, 16 U.S.C. §§ 1271-1278, each as amended, or any equivalent state or local statute, and any amendments thereto), code, consent decree, settlement agreement, directive or any binding judicial or agency interpretation, policy or guidance, in each case regulating: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of natural resources or the environment; (iv) employee safety in the workplace and the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws); (v) the presence, use, management, generation, manufacture, processing, extraction, mining, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or Release or threat of Release of Regulated Substances; (vi) the presence of Contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of Environmentally Sensitive Areas.

“Environmental Health and Safety Orders” shall mean all decrees, orders, directives, judgments, opinions, rulings writs, injunctions, settlement agreements or consent orders issued by or entered into with an Official Body relating or pertaining to Contamination, Environmental Health and Safety Laws, Environmental Health and Safety Permits, Regulated Substances or Remedial Actions.

“Environmental Health and Safety Permit” shall mean any applicable Permit required under any of the Environmental Health and Safety Laws.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Health and Safety Laws; (ii) any area designated as a coastal zone pursuant to applicable Environmental Health and Safety Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Environmental Health and Safety Laws; (iv) habitats of endangered species or threatened species as designated by applicable Environmental Health and Safety Laws; (v) a floodplain or other flood hazard area as defined pursuant to any applicable Environmental Health and Safety Laws; (vi) streams, rivers or other water bodies or springs classified, or designated or as otherwise protected by applicable Environmental Health and Safety Laws as a fishery, as having exceptional or high quality or value or as having recreational use; (vii) any area classified, designated or protected by applicable Environmental Health and Safety Laws as unsuitable for mining; and (viii) any man-made or naturally occurring surface feature classified, designated or protected by applicable

Environmental Health and Safety Laws from disturbance, the effects of blasting, subsidence and mining operations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events described in Article 9,

“Excluded Accounts” shall mean (a) any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (b) escrow accounts to the extent the use of such escrowed funds is permitted under this Agreement and the amount on deposit therein in connection with any letter of intent is in respect of a purchase that would reasonably be expected to result in a Permitted Acquisition, (c) fiduciary or trust accounts, (d) zero-balance accounts, so long as the balance in such account is zero at the end of each Business Day and (e) any other deposit accounts with an aggregate daily balance as at the end of each Business Day of less than $1,500,000 in the aggregate for all such deposit accounts.

“Excluded Property” shall mean (a) those assets, including without limitation any undeveloped land, which (i) are existing on the Effective Date and listed on Schedule 1.1(E) or (ii) in the reasonable discretion of the Agent (acting at the direction of the Required Lenders), the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable, (b) assets subject to certificates of title, (c) the assets of any Non-Guarantor Subsidiary, (d)  in excess of 65% of the voting equity interests of any Foreign Subsidiary of the Borrower, (e) the assets with respect to which any pledge or security interests thereof would be (i) prohibited by Law or, (ii) in the case of equity interests of non-wholly owned Subsidiaries or Permitted Joint Ventures, prohibited by the organizational documents of such non-wholly owned Subsidiary or Permitted Joint Venture, except to the extent such prohibition is ineffective or rendered unenforceable under applicable Law (including the UCC) (provided, however, that the proceeds of any such equity interests shall not be Excluded Property), (f) assets subject to Liens permitted under clause (ix)(A) of the definition of “Permitted Liens”, but only to the extent described as an exclusion to collateral in the UCC financing statement filed by or on behalf of the Agent, as secured party, against the applicable Loan Party, (g) Excluded Accounts, provided that, for the avoidance of doubt, any proceeds of Collateral held from time to time in any such Excluded Account shall not cease to be Collateral solely because such proceeds are held in an Excluded Account, (h) any owned real property acquired after the Effective Date with a fair market value not exceeding $1,500,000, (i) any real property lease entered into after the Effective Date with a Loan Party as lessee, and with the lessor being a Person that is not a Loan Party or Affiliate thereof, with annual minimum royalties, rents or any similar payment obligations, not exceeding $1,500,000, (j) any contract or lease agreement if the grant of a security interest in such contract or lease agreement is prohibited by the terms of such contract or lease agreement or would give another party thereto any rights of termination or acceleration, except to the extent that (x) the term in such contract or lease providing for such prohibition or right of termination or acceleration is ineffective or rendered unenforceable under applicable Law (including the UCC) or (y) any consent or waiver has been obtained that would permit Agent’s security interest or Lien to attach notwithstanding the prohibition or restriction on the pledge of or security interest in such contract or lease agreement, (k) any property which is subject to a Lien permitted under clause (vii) or (x) of the definition of Permitted Liens pursuant to documents which prohibit the applicable Loan Party from granting any other Liens in such property or to the extent the grant of a security interest therein would violate or invalidate such documents or would create a termination right in favor of any other party thereto (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable law and other than to the extent all necessary consents to the creation, attachment and perfection of Agent’s Liens thereon have been obtained), and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms that prohibit such Loan Party from granting any other Liens in such Property or the obtainment of such consents to the creation, attachment and perfection of Agent’s Liens thereon, such property shall cease to constitute an Excluded Property and (l) any intent-to-use trademark applications prior to the filing, and acceptance by the United States Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, if any, to the extent that, and solely during the period in which, the grant of a security interest therein prior to such filing and acceptance would impair the validity or enforceability of such intent-to-use trademark applications or the resulting trademark registrations under applicable federal law; provided that “Excluded Property” shall not include any and all proceeds, products, substitutions and replacements of Excluded Property specified in clauses (a) through (l) of this definition to the extent such proceeds, products, substitutions and replacements do not themselves constitute Excluded Property under clauses (a) through (l) of this definition.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.09(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.09(a), (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable), (e) in the case of any Lender, any U.S. backup withholding Taxes and (f) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes imposed in lieu of net income taxes, and branch profits Taxes that are Other Connection Taxes.

“Existing Receivables Financing” shall mean the receivables financing pursuant to the following agreements each dated as of October 5, 2016, as may be amended, restated or otherwise modified from time to time: (1) the Second Amended and Restated Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators thereunder and the Borrower, (2) the Second Amended and Restated Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Third Amended and Restated Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), certain financial institutions from time to time parties thereto, as conduit purchasers, related committed purchasers, and purchaser agents and PNC Bank, National Association, as Administrator on behalf of the Purchasers and as LC Bank, and (4) other related agreements and documents.

“Facility” shall have that meaning set forth in the recitals hereto.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” shall have the meaning specified in Section 6.23.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged by a bank selected by the Agent in consultation with the Borrower to major banks on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Flood Laws” shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiaries” shall mean, for any Person, each Subsidiary of such Person that is (i) a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code, (ii) any Subsidiary of a CFC or (iii) any Subsidiary substantially all of the assets of which constitute equity interests of CFCs.

“Fresh Start Reporting” shall mean the preparation of consolidated financial statements of the Borrower in accordance with American Institute of Certified Public Accountants Statement of Position (90-7), which reflects the consummation of the transactions contemplated by the Plan of Reorganization on a presumed effective date of October 1, 2016.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

“Guarantor” shall mean at any time each of the Significant Subsidiaries of the Borrower that is party to the Guaranty Agreement on the Effective Date or, after the Effective Date, delivers a Guarantor Joinder in accordance with Section 8.01(l)(iv).

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the continuing Guaranty Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors for the benefit of the Secured Parties, as the same may be supplemented, amended, restated, replaced or modified from time to time.

“Hedging Transaction” shall mean any of the following transactions by the Borrower or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction of any combination of the foregoing transactions.

“Historical Statements” shall have the meaning assigned to that term in Section 6.07(a).

“Immaterial Subsidiaries” shall mean, as of any date, any Subsidiary (i) whose assets, as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Agent under Section 8.03(a) or (b), had an aggregate book value of less than $2,000,000, (ii) whose assets, when taken together with the assets of all other Immaterial Subsidiaries, had an aggregate book value of less than $5,000,000 as of the last day of the fiscal quarter of the Borrower then most recently ended for which financial statements have been provided to the Agent under Section 8.03(a) or (b).

“Income Tax Regulations” shall mean those regulations promulgated pursuant to the Internal Revenue Code.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Indemnitee” shall have the meaning specified in Section 13.03(b).

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.

“Interest Payment Date” shall mean, (i) with respect to interest on Loans to which the Base Rate Option applies, (A) the first Business Day of each calendar quarter after the date hereof and (B) on the Termination Date and, (ii) with respect to interest on Loans to which the LIBOR Rate Option applies, (A) the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period, and (B) on the Termination Date.

“Interest Period” shall mean, in the case of Term Loans which bear interest under the LIBOR Rate Option, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months and, to the extent offered by all Lenders at the time of the relevant conversion or renewal, twelve months, thereafter, as selected by the Borrower in its Term Loan Request; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) no Interest Period shall extend beyond the Stated Maturity Date.

“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

“Interim Statements” shall have the meaning specified in Section 6.07(a).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Investments” shall mean collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries in or to the capital of such Person, (ii) loans by any of the Loan Parties or their Subsidiaries to such Person, (iii) any Guaranty by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the Debt or of the other obligations of such Person, (iv) other payments by any of the Loan Parties or their Subsidiaries to such Person (except in connection with transactions for the sale of goods or services for fair value), or (v) credit enhancements of any Loan Party to or for the benefit of such Person. If the nature of an Investment is tangible property then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties, and such fair values shall be reasonably satisfactory to the Required Lenders. For the purposes of calculating the outstanding aggregate amount of such Investments, the aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments for the period from the Effective Date through and including the date of determination.

“IRS” shall mean the Internal Revenue Service.

“JV Holding Company” shall mean any Guarantor, (i) the sole asset of which is the equity interests of a single non-wholly owned Subsidiary or Permitted Joint Venture owned directly or indirectly by the Borrower and (ii) who does not have any material indebtedness, liabilities or obligations, other than tax liabilities and the Obligations.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LCA Election” shall have the meaning specified in Section 1.02(b)(i).

“LCA Test Date” shall have the meaning specified in Section 1.02(b)(i).

“Lenders” shall mean the financial institutions named on Schedule 1.1(C) (as amended or supplemented from time to time) and their respective successors and assigns as permitted hereunder and designated as holding Term Loans, each of which is referred to herein as a Lender. The financial institutions named on Schedule 1.1(C) on the Effective Date are holders of a First Lien Credit Facility Claim (as defined in the Plan of Reorganization) and referred to herein as the “Effective Date Lenders”; each Effective Date Lender is deemed to be a party to this Agreement on the Effective Date.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR Rate” shall mean, with respect to Term Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the rate per annum equal to (x) the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (y) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by a bank selected by the Agent in consultation with the Borrower to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBOR Rate for any Term Loans be less than 1.00%.

“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(ii).

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but, for the avoidance of doubt, shall not include any operating lease.

“Limited Condition Acquisition” shall mean any Permitted Acquisition or other Investment permitted hereunder which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition or other Investment on the availability of third-party financing.

“Liquidity” shall mean the sum of (i) unrestricted cash and Permitted Investments of the Borrower and its Domestic Subsidiaries (other than the Securitization Subsidiaries and Bonding Subsidiaries), (ii) withdrawable funds from brokerage accounts of the Borrower and its Domestic Subsidiaries (other than the Securitization Subsidiaries and Bonding Subsidiaries) and (iii) any unused commitments that are available to be drawn by the Borrower pursuant to the terms of any Working Capital Facility.

“Liquidity Test Date” shall have the meaning specified in Section 5.05(b).

“Liquidity Trigger Event” shall have the meaning specified in Section 5.05(b).

“LLC Interests” shall have the meaning specified in Section 6.02.

“Loan Documents” shall mean this Agreement, the Agent Fee Letter, the Notes, the Patent, Trademark and Copyright Security Agreements, the Pledge Agreements, the Security Agreements, the Guaranty Agreement, each Guarantor Joinder, any Mortgages, the Control Agreements, any Permitted ABL Financing Intercreditor Agreement and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith as the same may be supplemented, amended, restated, replaced, or modified from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean collectively and “Loan” shall mean separately all Term Loans or any Term Loan.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Coal Purchase and Sale Agreement” shall mean an agreement for the purchase and sale of coal entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of its business.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be materially adverse to the business, properties, assets, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to pay the Obligations when due under the Loan Documents, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Contracts” shall mean, collectively, all contracts, agreements or other instruments described in Regulation S-K, Item 601(b)(10) promulgated pursuant to the Securities Exchange Act of 1934, as amended, which the Borrower is required to file as an exhibit to any annual, quarterly or other report required to be filed by the Borrower under the Securities Exchange Act of 1934, as amended.

“Material Subsidiary” shall mean any Subsidiary of Borrower which at any time (i) has gross revenues equal to or in excess of five percent (5%) of the gross revenues of the Borrower and its Subsidiaries on a consolidated basis, or (ii) has total assets equal to or in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries, in either case, as determined and consolidated in accordance with GAAP.

“Mining Laws” shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities. Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Operations” shall mean (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods; (ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.

“Mining Title” shall mean fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

“Month”, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Mortgage” shall mean each of the fee and leasehold mortgages, deeds of trust, assignments of leases and rents and other security documents, in substantially the same form as the Mortgages (as defined in the Prepetition Credit Agreement) delivered to the Prepetition Collateral Agent pursuant to the Prepetition Credit Agreement or in such other form reasonably satisfactory to the Agent, the Required Lenders and the Borrower, delivered on or after the

Effective Date with respect to Real Property to be encumbered pursuant to Section 8.01(l) hereof, as each may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions and to which it continues to have unsatisfied liability.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Cash Proceeds” shall mean proceeds received after the Effective Date in cash from (a) any sale of property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Debt (other than the Obligations and Debt owing to any Loan Party) secured by the property subject thereto or (b) any sale or issuance of equity interests or incurrence of Debt, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

“No Proceedings Letter” shall mean that certain No Proceedings Letter Agreement, dated as of October 5, 2016, between the Borrower and the Agent.

“Non-Consenting Lender” shall have the meaning specified in Section 13.01.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.

“Notes” shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N) evidencing the Term Loans.

“Obligations” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with the Facility, the Loans, the related Notes, the Agent Fee Letter, or any other Loan Document, and including interest that accrues on the Term Loans after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest is allowed or allowable as a claim in such proceeding.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are imposed pursuant to an assignment, participation or a change of an applicable lending office that is not undertaken pursuant to Section 5.06(c).

“Other Connection Taxes” shall mean, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between such person and the jurisdiction imposing such Tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Participant” shall have the meaning specified in Section 13.09(d).

“Participant Register” shall have the meaning specified in Section 13.09(d).

“Partnership Interests” shall have the meaning given to such term in Section 6.02.

“Patent, Trademark and Copyright Security Agreements” shall mean collectively the Patent, Trademark and Copyright Security Agreements in substantially the form attached as exhibits to the applicable Security Agreement, each as executed and delivered by the applicable Loan Parties for the benefit of the Secured Parties, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Patent, Trademark and Copyright Security Agreement shall mean any of the Patent, Trademark and Copyright Security Agreements.

“Payment in Full” or “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than indemnity and other contingent obligations as to which no claim has been asserted).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Certificate” shall mean a perfection certificate in substantially the form attached hereto as Exhibit 1.1(P)(1).

“Permit” shall mean any and all permits, approvals, licenses, registrations, consents, notifications, identification numbers, bonds, waivers or exemptions and any other regulatory authorization, in each case, from an Official Body having jurisdiction over the applicable activity.

“Permitted ABL Financing” shall mean the entry by the Borrower and any other Loan Party into a senior secured asset based revolving credit facility (an “ABL Facility”), which facility may be secured solely by the Collateral and the Liens in respect of which shall be subject at all times to a customary intercreditor agreement in form and substance reasonably satisfactory to the Agent, the Required Lenders and the Borrower (such intercreditor agreement, a “Permitted ABL Financing Intercreditor Agreement”) pursuant to which the lenders party to any such ABL Facility (or an agent on their behalf) shall have a first Lien on the ABL Priority Collateral and, to the extent such ABL Facility is secured by Term Loan Priority Collateral, a second Lien on the Term Loan Priority Collateral and the Secured Parties shall have a first Lien on the Term Loan Priority Collateral and a second Lien on the ABL Priority Collateral; provided that the board of directors of the Borrower and each applicable Loan Party shall have approved such transaction.

“Permitted ABL Financing Intercreditor Agreement” shall have the meaning assigned to such term in the definition of Permitted ABL Financing.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 8.02(c).

“Permitted Investments” shall mean:

(i)            securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

(ii)           certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;

(iii)          repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;

(iv)          commercial paper of a domestic issuer rated at least A2 by Standard & Poor’s or P2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;

(v)           securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;

(vi)          securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition;

(vii)         corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;

(viii)        asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;

(ix)          money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days; and

(x)           shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition.

“Permitted Joint Venture” shall mean any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the “equity method” in accordance with GAAP; (ii) engaged in a line of business permitted by Section 8.02(g); and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arm’s-length transaction.

“Permitted Liens” shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii)           Pledges or deposits made in the ordinary course of business to secure payment of reclamation liabilities, worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)          Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease or royalty payments that are not yet due and payable or in default beyond all applicable notice and cure periods;

(iv)          Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids (including bonus bids), tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)          Liens created on the Collateral under the Loan Documents;

(vii)         Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases (as the nature of such lease is determined in accordance with GAAP) securing obligations of such Loan Party or Subsidiary to the lessor under such leases and Purchase Money Security Interests on assets purchased by any Loan Party or Subsidiary of a Loan Party, provided that such Liens shall not extend to any assets that are not the subject of such leases or Purchase Money Security Interests; provided, further that the aggregate amount for the Borrower and its Subsidiaries of all loans, capital lease obligations and deferred payments secured as permitted by this clause (vii) shall not at any time outstanding exceed $125,000,000;

(viii)        The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(ix)          Liens granted pursuant to or in respect of (A) a Permitted Receivables Financing, so long as the Liens created pursuant to such Permitted Receivables Financing are limited to Receivables Assets and the assets of the applicable Securitization Subsidiary, or (B) a Permitted ABL Financing, so long as the Liens created pursuant to such Permitted ABL Financing are limited to assets constituting Collateral and, to the extent such Liens granted pursuant to or in respect of such Permitted ABL Financing are in respect of Term Loan Priority Collateral, such Liens on such Term Loan Priority Collateral are at all times subordinated to the Liens securing the Obligations on the terms provided in the Permitted ABL Financing Intercreditor Agreement;

(x)           Liens assumed in connection with (but not incurred in contemplation of) a Permitted Acquisition constituting capital leases (as the nature of such lease is determined in accordance with GAAP) or Purchase Money Security Interests, provided that such Liens shall not extend to any assets that are not the subject of such assumed capital leases or Purchase Money Security Interests, and Permitted Refinancings thereof;

(xi)          Liens relating to the pledge of the equity interests of a Bonding Subsidiary in favor of the provider of the surety bonds which provide payment assurances to the lessor of the leasehold interest leased by such Bonding Subsidiary related to the cost of such Bonding

Subsidiary of acquiring such leasehold interest and any bonus bid and royalty payments to the lessor thereunder;

(xii)         the pledge of cash or marketable securities securing a Permitted Secured Letter of Credit Facility, to the extent the amount of such cash or value of marketable securities does not exceed 115% of the undrawn face amount of all letters of credit issued under such Permitted Secured Letter of Credit Facility;

(xiii)        [reserved];

(xiv)        Liens securing Debt or other obligations up to $10,000,000 in the aggregate at any time outstanding, including, without limitation on assets consisting of (a) Liens on stock or assets permitted to be acquired pursuant to Section 8.02(n) incurred at the time of such acquisition of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, and (b) Liens existing on any assets at the date of acquisition of such assets, as such acquisition is permitted by Section 8.02(n) and 8.02(c), in each case as refinanced, extended, renewed or refunded;

(xv)         statutory and common law banker’s Liens and rights of setoff on bank deposits;

(xvi)        any Lien existing on the date of this Agreement and described on Schedule 1.1(P);

(xvii)       [reserved];

(xviii)      any Lien arising out of the Permitted Refinancing of any Debt secured by any Lien that is permitted by clauses (vi) and (xiv) of Section 8.02(a);

(xix)        [reserved];

(xx)         Liens arising out of final judgments, awards, or orders not otherwise constituting an Event of Default hereunder;

(xxi)        option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.02(c) or Section 8.02(d) of this Agreement;

(xxii)       [reserved];

(xxiii)      Liens securing Debt of Non-Guarantor Subsidiaries permitted pursuant to Section 8.02(a)(xix) in an aggregate amount not to exceed $2,500,000 at any time;

(xxiv)     precautionary filings under the Uniform Commercial Code by a lessor with respect to personal property leased to such Person under an operating lease;

(xxv)      Liens existing as of the Effective Date on any of the Excluded Property;

(xxvi)     option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.02(d);

(xxvii)             any leases of assets permitted by Section 8.02(d);

(xxviii)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(xxix)                Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of decreasing or legally defeasing Debt of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereunder.

“Permitted Receivables Financing” shall mean a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Debt or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the board of directors of the Borrower shall have approved such transaction, (b) no portion of the Debt of a Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectability of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.  The Existing Receivables Financing, as in effect on the Effective Date, is a Permitted Receivables Financing.

“Permitted Refinancing” shall mean, with respect to any Debt, any refinancing, refunding, renewal, replacement or extension thereof, provided, that (i) such refinancing, refunding, renewal, replacement or extension permitted under the foregoing shall (A) not have any obligors and/or guarantors other than the obligors and/or guarantors on such Debt being extended, renewed, replaced, refunded or refinanced, (B) not be secured by any assets other than the assets (if any) securing the Debt being extended, renewed, replaced, refunded or refinanced, (C) be at least as subordinate to the Obligations as the Debt being extended, renewed, replaced, refunded or refinanced (and unsecured if the Debt being extended, renewed, replaced, refunded or refinanced is unsecured) or (D) not exceed in a principal amount the Debt being renewed, extended, replaced, refunded or refinanced except by an amount no greater than accrued and unpaid interest and premium thereon plus other amounts owing or paid related to such Debt, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing available commitments unutilized thereunder and (ii) except with respect to a Permitted Refinancing of Debt in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests, the Weighted Average Life to Maturity thereof is greater than or equal to, and the final maturity thereof is not earlier than, that of the Debt being refinanced, refunded, renewed, replaced or extended.

“Permitted Secured Letter of Credit Facility” shall have the meaning assigned to such term in Section 8.02(a)(vii).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Petition Date” shall have the meaning specified in the recitals hereof.

“PIK Interest” shall have the meaning specified in Section 5.05(b).

“PIK Interest Catch-Up Payment” shall mean, at any time, an optional prepayment of the Loans made by the Borrower pursuant to Section 5.06(a) in the amount of all PIK Interest and Additional PIK Interest paid by being capitalized and added to the then aggregate outstanding principal amount of the Loans since the Effective Date prior to such time, less any PIK Interest Catch-Up Payments made prior to such time.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Plan of Reorganization” shall mean the chapter 11 plan of reorganization of the Chapter 11 Debtors substantially in the form of the Debtors’ Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF No. 1334, Appendix A] filed in the main Case of the jointly administered Chapter 11 Debtors, Case No. 16-40120 on September 13, 2016, with such amendments as shall be satisfactory in form and substance to the Majority Consenting Lenders (as defined therein).

“Platform” shall have the meaning specified in Section 8.03(i).

“Pledge Agreements” shall mean collectively the Pledge Agreements substantially in the form attached hereto as Exhibit 1.1(P)(2) in the case of the Borrower (with such changes as are agreed to by the Agent (at the written direction of the Required Lenders) and the Borrower) and substantially in the form attached hereto as Exhibit 1.1(P)(3) in the case of each Guarantor (with such changes as are agreed to by the Agent (at the written direction of the Required Lenders) and the Borrower), in each case executed and delivered for the benefit of the Secured Parties pursuant to Section 7.01(a)(ix) or Section 8.01(l), as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Pledge Agreement shall mean any of the Pledge Agreements.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prepetition Collateral Agent” shall have the meaning set forth in the recitals hereto.

“Prepetition Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Prepetition Lenders” shall have the meaning set forth in the recitals hereto.

“Prime Rate” shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal ceases to quote such rate, a similar rate quoted by a national publication chosen by the Agent in its reasonable discretion. If The Wall Street Journal (or similar publication) is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published on the nearest-preceding date.

“Principal Office” shall mean WTNA’s address set forth on Schedule 1.1(C), or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Pro Forma Compliance with the Senior Secured Leverage Ratio” shall mean, at any time that the Senior Secured Leverage Ratio, determined on a pro forma basis, as of the last day of the Test Period most recently completed prior to such time, is not greater than the ratio set forth in the table below opposite the last day of such Test Period:

Test Period Ending Date	Senior Secured Leverage Ratio
September 30, 2016, December 31, 2016	3.75:1.00
March 31, 2017, September 30, 2017, December 31, 2017	3.25:1.00
Thereafter	3.00:1.00

; provided that if Pro Forma Compliance with the Senior Secured Leverage Ratio is being tested at any time prior to the date on which the financial statements for the four consecutive fiscal quarter period ending September 30, 2016 are required to be delivered, such Pro Forma Compliance with the Senior Secured Leverage Ratio shall be deemed to require that, as of the last day of the most recently completed four consecutive fiscal quarter period of the Borrower, the Senior Secured Leverage Ratio determined on a pro forma basis is not greater than 3.75:1.00.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Public Lender” shall have the meaning specified in Section 8.03(i).

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Ratable Share” shall mean, as to any Lender, a fraction, the numerator of which is the principal amount of such Lender’s Term Loans and the denominator of which is the aggregate principal amount of all Term Loans of all the Lenders at such time; provided that in the case of Section 2.07 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate principal amount of the Term Loans (disregarding any Defaulting Lender’s Term Loans) represented by such Lender’s Term Loans.

“Real Property” shall mean, individually as the context requires, the real property (other than as set forth in the proviso below) that is owned or leased by any Loan Party, including, but not limited to the surface, coal and other mineral rights, interests and coal leases associated with the properties described on Schedule 1.1(R), and “Real Property” shall mean, collectively, as the context requires, all of the foregoing; provided, however, “Real Property” shall not include (i) Excluded Property, (ii) any asset that shall have been released, pursuant to Section 13.16 or Section 13.01(c) from the Liens created in connection with this Agreement, or (iii) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws).

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary of the Borrower.

“Reclamation Laws” shall mean all Laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in West Virginia and Wyoming.

“Register” shall have the meaning specified in Section 13.09(c).

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Health and Safety Laws as a “hazardous substance”, “pollutant”, “pollution”, “contaminant”, “hazardous or toxic substance”, “extremely hazardous substance”, “toxic chemical”, “toxic substance”, “toxic waste”, “hazardous waste”, “special handling waste”, “industrial waste”, “residual waste”, “solid waste”, “municipal waste”, “mixed waste”, “infectious waste”, “chemotherapeutic waste”, “medical waste”, or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which is regulated by the Environmental Health and Safety Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature, or which otherwise is regulated by any applicable Environmental Health and Safety Laws including, without limitation, coal and other minerals, coal refuse, run-of-mine coal, acid mine drainage, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, coalbed methane gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury and radioactive substances.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Reinvestment Deferred Amount” shall have the meaning specified in Section 8.02(d)(v).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean anything defined as a “release” under CERCLA or RCRA.

“Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Regulated Substances and any closure or post-closure measures, or reclamation activities associated therewith.

“Removal Effective Date” shall have the meaning assigned to such term in Section 10.06.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan (other than any such event as to which the thirty-day notice period is waived); provided that, in the case of any such reportable event with respect to a Multiemployer Plan, such event shall only be deemed a Reportable Event for purposes of this Agreement if the Borrower has knowledge of such event.

“Required Lenders” shall mean the Lenders (other than any Defaulting Lender) holding more than 50% of the aggregate principal amount of the Term Loans (excluding any Defaulting Lender).

“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.06.

“Responsible Officer” shall mean, with respect to the Borrower, each of the chief executive officer, president, chief financial officer, treasurer and any vice president of the Borrower and, as to any document delivered on the Effective Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of the Borrower, and with respect to the Agent, any officer assigned to the corporate trust office of such Person, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary, or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the Office of Foreign Asset Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” shall mean, collectively, the Lenders and the Agent.

“Securitization Subsidiary” shall mean a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary of the Borrower and engaging in activities ancillary thereto.

“Security Agreements” shall mean collectively the Security Agreements substantially in the form attached hereto as Exhibit 1.1(S)(1) in the case of the Borrower (with such changes as are agreed to by the Agent (at the written direction of the Required Lenders) and the Borrower) and substantially in the form attached hereto as Exhibit 1.1(S)(2) in the case of each Guarantor (with such changes as are agreed to by the Agent (at the written direction of the Required Lenders) and the Borrower), in each case executed and delivered for the benefit of the Secured Parties pursuant to Section 7.01(a)(ix) or Section 8.01(l), as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Security Agreement shall mean any of the Security Agreements.

“Senior Secured Leverage Ratio” shall mean the ratio of the amounts under the following clauses (a) and (b): (a) the aggregate amount of Debt (determined in accordance with GAAP) (other than (i) Debt of the type described in clause (iii) of the definition thereof constituting payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. Federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease and (ii) Debt of the type described in clause (iv) of the definition thereof) of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries) that is secured by any assets of the Borrower or any of its Subsidiaries to (b) the sum of EBITDA of the Borrower and its Subsidiaries (other than Permitted Joint Ventures to the extent constituting Subsidiaries). For purposes of calculating the Senior Secured Leverage Ratio, Debt shall be determined as of the date of determination and EBITDA shall be determined as of the end of the then most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 8.03(a) or (b) for the four fiscal quarters then ended.  It is expressly agreed that, for purposes of determining the Senior Secured Leverage Ratio, the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Effective Date) will be excluded from indebtedness in the determination of Debt.

“Significant Subsidiary” shall mean individually any Subsidiary of the Borrower other than the Non-Guarantor Subsidiaries, and Significant Subsidiaries shall mean collectively all Subsidiaries of the Borrower other than the Non-Guarantor Subsidiaries.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such

Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard & Poor’s” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Stated Maturity Date” shall mean October 5, 2021.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings.  Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Shares” shall have the meaning assigned to that term in Section 6.02.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Priority Collateral” shall mean any Collateral which is not ABL Priority Collateral.

“Term Loan Request” shall have the meaning assigned to that term in Section 2.05.

“Term Loan” shall have the meaning assigned to such term in Section 2.01.

“Termination Date” shall mean the earlier of (a) the Stated Maturity Date and (b) the date the Obligations are accelerated pursuant to Section 9.02.

“Test Period” shall mean, for any date of determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 8.03(a) or (b), as applicable.

“Transaction” shall mean (i) the effectiveness of the Loan Documents and the deemed borrowing of the Loans on the Effective Date pursuant to Section 2.01, (ii) the payment of all premiums, fees and expenses in connection with the foregoing and (iii) the consummation of the Plan of Reorganization.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Security Agreements.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, or any person treated as a United States person for purposes of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to that term in Section 5.09(e).

“Weighted Average Life to Maturity” shall mean, when applied to any Debt on any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Working Capital Facility” shall mean any Permitted Receivables Financing and any Permitted ABL Financing.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WTNA” shall mean Wilmington Trust, National Association, together with its successors and assigns.

Section 1.02.                          Interpretive Provisions.

(a)                                 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

(b)                                 Limited Conditions Acquisitions.

(i)                                     In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of consolidated total assets, if any), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder may be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in consolidated total assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Debt or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, or the prepayment, redemption, purchase, defeasance or other satisfaction of Debt on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a pro forma basis (A) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have been consummated and (B) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) have not been consummated.

(ii)                                  In connection with any action being taken primarily in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Potential Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition may, at the option of the Borrower, be deemed satisfied, so long as no Potential Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.02(b), and any Potential Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Potential Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(iii)                               In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, such condition may, at the option of the Borrower, be deemed satisfied, so long as the Borrower is in compliance with such representations and warranties on the date the definitive agreements for such Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.02(b), and any breach of a representation or warranty occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such breach shall be deemed to not have occurred for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

Section 1.03.                          Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however that all accounting terms used in Section 8.02 (and all defined terms used in the definition of any accounting term used in Section 8.02) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.07(a) (after giving effect to Fresh Start Reporting, as applicable).

ARTICLE 2
THE LOANS

Section 2.01.                          The Loans. On the Effective Date:

(a)           Subject to the terms and conditions hereof and in accordance with the Plan of Reorganization, each Effective Date Lender (i) is deemed to have made a term loan to the Borrower (each a “Term Loan”) in the amount set forth opposite such Effective Date Lender’s name on Schedule 1.1C and (ii) is deemed to have executed and delivered this Agreement, regardless of whether such Effective Date Lender has executed and delivered a signature page hereto.  On the Effective Date, the Term Loans shall bear interest pursuant to the LIBOR Rate Option with an Interest Period of 3 months.

(b)           Any amounts deemed borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02.         Reserved.

Section 2.03.         Reserved.

Section 2.04.         Agent Fee Letter.  The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever

Section 2.05.         Term Loan Requests.  Each conversion to or the renewal of the LIBOR Rate Option shall be made upon the Borrower’s duly completed irrevocable request therefor substantially in the form of Exhibit 2.5, completed and signed by a Responsible Officer of the Borrower, or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Term Loan Request”).  Each Term Loan Request must be received by the Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or renewal of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section must be confirmed promptly by delivery to the Agent of a written Term Loan Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each conversion to or renewal of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof.  Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Term Loan Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Term Loans, or a renewal of LIBOR Rate Loans, (ii) the requested date of the conversion or renewal, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be converted or renewed, (iv) whether the LIBOR Rate Option or Base Rate Option shall apply to such Term Loans to be converted to, and (v) if applicable, the duration of the Interest Period with respect thereto.  During the existence of an Event of Default, no Term Loans may be requested as, converted to or renewed as LIBOR Rate Loans without the consent of the Required Lenders.

Section 2.06.         Loan Conversions and Continuation; Obligations of Lenders Several; Repayment of Loans.

(a)           Loan Conversions and Continuations.  Following receipt of a Term Loan Request the Agent shall promptly notify each Lender of the amount of its Ratable Share of the applicable Term Loans, and if no timely notice of a conversion or renewal is provided by the Borrower, the

Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 4.05.

(b)           [Reserved].

(c)           [Reserved].

(d)           Obligations of Lenders Several.  The obligations of the Lenders to make payments pursuant to Section 13.03(c) are several and not joint. The failure of any Lender to make any payment under Section 13.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under Section 13.03(c).

(e)           [Reserved].

(f)            Repayment of Term Loans.  The Borrower shall repay to the Agent, for the benefit of the Lenders, (i) on the first Business Day of each March, June, September and December, commencing on December 1, 2016, principal of the Term Loans in equal quarterly installments of $816,250 and (ii) on the Termination Date, the aggregate principal amount of all Term Loans outstanding on such date.

(g)           Notes.  Any Lender may request that Loans made (or deemed made) by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit 1.1(N).

Section 2.07.         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender, the outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided that the restriction in this Section 2.07 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby.

ARTICLE 3
RESERVED

ARTICLE 4
INTEREST RATES

Section 4.01.         Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans at the Base Rate Option or LIBOR Rate Option applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the

Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than nine (9) Borrowing Tranches in the aggregate among all of the Loans and provided, further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a)           Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i)            Base Rate Option: With respect to any Term Loan that bears interest pursuant to the Base Rate Option, on a fluctuating rate per annum computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)           LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

(b)           Rate Quotations. The Borrower may call the Agent on or before the date on which a Term Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

Section 4.02.         Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Term Loan Request; provided that the Term Loans deemed made on the Effective Date shall initially bear interest at the LIBOR Rate Option for a 3-month Interest Period. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

Section 4.03.         Interest After Default.

(a)           Obligations. Each Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other overdue amounts, the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such overdue Obligation becomes due and payable and until it is paid in full.

(b)           Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by the Required Lenders or by the Agent at the written direction of the Required Lenders.

Section 4.04.         LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.  (a) Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined or if the Required Lenders determine that for any reason in connection with any request for a conversion to or continuation of a LIBOR Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b)           Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)            the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)           such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)          after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.04(c).

(c)           Agent’s and Lender’s Rights. In the case of an event specified in Section 4.04(b) above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of such Lender to allow the Borrower to convert to or renew a LIBOR Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of such Lender’s determination that the circumstances giving rise to such previous determination no longer exist. If any Lender notifies the Agent of a determination under Section 4.04(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.06(a). Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

Section 4.05.         Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.02, the Borrower shall be deemed to have continued such Borrowing Tranche under the LIBOR Rate Option with a 3-month Interest Period commencing upon the last day of the existing Interest Period, provided that, if an Event of Default exists and is continuing, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

ARTICLE 5
PAYMENTS

Section 5.01.         Payments.  All payments and prepayments to be made in respect of principal, interest, fees or amounts due from the Borrower hereunder shall be payable prior to 2:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim, defense, recoupment or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at its Principal Office for the ratable accounts of the Lenders (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 5.08, 5.09 or 5.10) in (except as provided in Section 5.05(b) with respect to PIK Interest and Additional PIK Interest) U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds.  The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

Section 5.02.         Pro Rata Treatment of Lenders.  Each conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal or interest shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 5.08, 5.09 or 5.10) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal and interest as set forth in this Agreement.

Section 5.03.         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)           the provisions of this Section 5.03 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.03 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 5.04.         Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 5.05.         Interest Payment Dates.

(a)           Interest on Loans shall be due and payable in arrears on each Interest Payment Date. Interest on mandatory prepayments of principal under Section 5.06(b) shall be due on the date such mandatory prepayment is due. Interest on the other principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise).

(b)           Notwithstanding the foregoing, if Liquidity, calculated as of the close of business two (2) Business Days immediately prior to any Interest Payment Date would not exceed $300,000,000 after giving effect to the interest due and payable on such Interest Payment Date (such date occurring two (2) Business Days prior to any Interest Payment Date being referred to herein as a “Liquidity Test Date”) as if paid on such Liquidity Test Date (such occurrence in respect of any Interest Payment Date, a “Liquidity Trigger Event” with respect to such Interest Payment Date), the interest due and payable on such Interest Payment Date shall be capitalized and added to the aggregate principal balance of the Loans on such Interest Payment Date (to be applied pro rata among the Loans held by the Lenders) (such interest that is capitalized and added to the aggregate principal balance of the Loans being referred to herein as “PIK Interest”); provided, however, that all interest payable on any Interest Payment Date shall be fully paid in cash, unless the Agent shall have received from the Borrower at least one (1) Business Day prior to the applicable Interest Payment Date a certificate signed by an Authorized Officer of the Borrower certifying that a Liquidity Trigger Event has occurred with respect to such Interest Payment Date (and setting forth a calculation thereof) and stating that all interest payable on such Interest Payment Date shall be paid as PIK Interest.  To the extent that any interest in respect of the outstanding unpaid principal amount of the Loans is paid as PIK Interest on any Interest Payment Date in accordance herewith, additional interest shall be deemed to have accrued on the portion of the Loans in respect of which such PIK Interest is payable, during the period commencing on the previous Interest Payment Date with respect to such portion of principal of the Loans and ending on such Interest Payment Date, at the Additional PIK Interest Rate, and such additional interest shall be capitalized and added to the aggregate principal amount of the Loans on such Interest Payment Date (to be applied pro rata among the Loans held by the Lenders) (such additional interest that is capitalized and added to the aggregate principal balance of the Loans being referred to herein as “Additional PIK Interest”).  Upon being capitalized and added to the then aggregate outstanding principal amount of the Loans, PIK Interest and Additional PIK Interest shall (A) be treated as principal of the Loans for all purposes of this Agreement and the other Loans Documents and (B) bear interest initially in the same manner as the underlying Borrowing Tranche on which interest is paid on such Interest Payment Date (i.e., having the same Interest Rate Option, if applicable, and the same Interest Period end date as such Borrowing Tranche).  Notwithstanding the forgoing, in the case of any prepayment or repayment of the principal amount of any Loan (including on the Stated Maturity Date, upon acceleration or otherwise), all accrued and unpaid interest on the principal amount prepaid or repaid shall be payable in U.S. Dollars and in immediately available funds.

Section 5.06.         Prepayments.

(a)           Voluntary Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.10). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 11:00 a.m. at least three (3) Business Days prior to the date of prepayment of the Loans that are subject to the LIBOR Rate Option and one (1) Business Day prior to the date of prepayment of the Loans that are subject to the Base Rate Option:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)           a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(iii)          the total principal amount of such prepayment, which shall not be less than $1,000,000.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.04(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

(b)           Mandatory Prepayments.

(i)            Sales of Assets. Within five (5) Business Days of any sale of assets or series of related sales of assets authorized by Section 8.02(d)(v) resulting in Net Cash Proceeds for all such sales of assets in excess of $10,000,000 in the aggregate and subject to Section 5.06(b)(ii) below, the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds in excess of such $10,000,000 to the Agent for distribution to the Lenders in accordance with each such Lender’s Ratable Share of the Facility based on the aggregate amount of Term Loans outstanding at such time.

(ii)           Reinvestment Proceeds.  Within the earlier of (a) the date occurring 180 days after receipt thereof (or, if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 180 days following receipt thereof, within the later of (i) 180 days following receipt thereof and (ii) 90 days of the date of such legally binding commitment) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount, the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds of such

Reinvestment Deferred Amount, minus any amount thereof expended to acquire or repair assets useful in the business of the Borrower and its Subsidiaries; provided that Net Cash Proceeds in excess of $100,000,000 in the aggregate from sales of assets under Section 8.02(d)(v) shall not be subject to the reinvestment right described above.

(iii)          Debt Issuances. Within five (5) Business Days of any issuances, offerings or placements of any Debt of any Loan Party not permitted by Section 8.02(a), the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds to the Agent for distribution to the applicable Lenders in accordance with each such Lender’s Ratable Share of the Facility based on the aggregate amount of Term Loans outstanding at such time.

(iv)          Declined Proceeds.  The Borrower shall deliver to Agent notice at least two (2) Business Days prior to the date required to make a mandatory prepayment pursuant to Section 5.06(b)(i) or Section 5.06(b)(ii) and Agent shall promptly notify each Lender of such notice.  Any Lender may elect, by notice to the Agent by telephone (confirmed by hand delivery or facsimile) at least two (2) Business Days (or such shorter period as may be established by the Agent) prior to such required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to Section 5.06(b)(i) or Section 5.06(b)(ii)) (such declined amounts, the “Declined Proceeds”).  Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Agent).  To the extent such Lenders elect to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds may be retained by the Borrower.

Except as provided in Section 4.04(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies (and in direct order of Interest Period maturities).  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

(c)           Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.04(b), (ii) requests compensation under Section 5.08, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.09, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision and other than as set forth in subsection (2) of the definition of “Defaulting Lender” contained herein), or (v) is a Non-Consenting Lender referred to in Section 13.01, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.09 (other than Section 13.09(b)(i)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A)                  the Borrower shall have paid to the Agent the assignment fee specified in Section 13.09;

(B)                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)                  in the case of any such assignment resulting from a claim for compensation under Section 5.08(a) or payments required to be made pursuant to Section 5.09, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)                  such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.07.         Mitigation Obligations.  Each Lender agrees that upon receiving actual knowledge of the occurrence of any event giving rise to increased costs or other special payments under Section 4.04(b), Section 5.08 or Section 5.09 with respect to such Lender, it will (a) promptly notify the Agent and the Borrower of the occurrence of such event and (b) if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or appoint an agent or representative to deal with any relevant Official Body, provided that such designation or appointment does not cause such Lender and its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

Section 5.08.         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Agent or any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.09 and Excluded Taxes); or

(iii)                               impose on the Agent, any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender; and the result of any of the foregoing shall be to increase the cost to the Agent or Lender of continuing, converting into, or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Agent or Lender hereunder (whether of principal, interest or any other amount)

then, upon request of the Agent or Lender, the Borrower will pay to the Agent or Lender, as the case may be, such additional amount or amounts as will compensate the Agent or Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of the Agent or a Lender setting forth the amount or amounts necessary to compensate the Agent or such Lender or its holding company, as the case may be, as specified in Section 5.08(a) or 5.08(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of the Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Agent’s or such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Agent or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.09.                          Taxes.  (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.09(a) above, the Borrower shall timely pay, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes to the relevant Official Body in accordance with applicable Law.

(c)                                  Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by or required to be withheld from a payment to the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. Promptly after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body pursuant to this Section 5.09 (but in any event within thirty (30) days after the date of such payment), the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)                                  Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7T(b) of the Income Tax Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, upon request by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv)                              to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner,

(v)                                 any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(vi)                              To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) two (2) executed originals of an IRS Form W-9 or any other form prescribed by applicable Law certifying that such Lender is not a Foreign Lender and is exempt from backup withholding.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section

1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.09, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)                                   Refunds. If the Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.09, it shall pay over such refund (or the amount of any credit in lieu of refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.09, net of all out-of- pocket expenses (including Taxes) of the Agent or the relevant Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit in lieu of refund)), provided that the Borrower, upon the request of the Agent or the relevant Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Official Body) if the Agent or the relevant Lender is required to repay such refund or credit in lieu of refund to such Official Body. Notwithstanding anything to the contrary in this paragraph 5.09(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph 5.09(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Neither the Agent nor any Lender shall be obliged to disclose information regarding its tax affairs or computations to Borrower in connection with this Section 5.09(f) or any other provision of Section 5.09. Upon the Borrower’s reasonable written request, each Lender shall reasonably cooperate with the Borrower in contesting or seeking a refund of Indemnified Taxes or Other Taxes; provided that such cooperation shall not be required if, in such Lender’s reasonable discretion, it would subject such Lender to any material unreimbursed out-of-pocket cost or expense or otherwise be materially disadvantageous to the Lender.

(g)                                  Survival. Notwithstanding anything to the contrary in this Agreement, each party’s obligations under this Section 5.09 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.10.                          Indemnity.  In addition to the compensation or payments required by Section 5.08 or Section 5.09, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract), for the avoidance of doubt and duplication, excluding all Taxes for which compensation is payable by the Borrower under Section 5.08(a), all Indemnified Taxes for which indemnification is available under Section 5.09(c) and all Taxes to the extent associated with payments that make the appropriate Lender whole in relation to its after-tax position had the payments called for under the Agreement and the Loan Documents been made as contemplated (without regard to this Section 5.10), which such Lender sustains or incurs as a consequence of any:

(a)                                 payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b)                                 attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Term Loan Requests under Section 2.05 or Section 4.02 or notice relating to prepayments under Section 5.06, or

(c)                                  default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

Section 5.11.                          [Reserved].

Section 5.12.                          Indemnification by the Lender.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.09(d) or 13.09(c) relating to the maintenance of a Participant Register, and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.12.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each of the Lenders as follows:

Section 6.01.                          Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.

Section 6.02.                          Shares of Borrower; Subsidiaries; and Subsidiary Shares.  As of the Effective Date, Schedule 6.2 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) and the owners thereof if it is a partnership and its outstanding limited liability company interests, the voting rights associated therewith (the “LLC Interests”) and the owners thereof if it is a limited liability company. As of the Effective Date, Schedule 6.2 also sets forth for each Subsidiary of the Borrower and whether such Subsidiary is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.  As of the Effective Date, Schedule 6.2 also sets forth the jurisdiction of incorporation of the Borrower, its authorized capital stock (the “Borrower Shares”) and the voting rights associated therewith. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens. Except as set forth on Schedule 6.2, all Borrower Shares, Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Borrower Shares, all Partnership Interests, all LLC Interests and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be, except where the failure to do so would not result in a Material Adverse Change.  As of the Effective Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.2.

Section 6.03.                          Power and Authority.  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Debt contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

Section 6.04.                          Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 6.05.                          No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or any Subsidiary of any Loan Party or (ii) except as would not reasonably be expected to result in Material Adverse Change, any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party is bound or subject to, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any Subsidiary of any Loan Party (other than the Liens granted under the Loan Documents).

Section 6.06.                          Litigation.  Except as set forth on Schedule 6.6, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change. None of the Loan Parties nor any Subsidiary of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in a Material Adverse Change.

Section 6.07.                          Financial Statements.  (a)  Historical Statements. The Borrower has delivered to the Lenders or their affiliates copies of (i) its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2015 (the “Annual Statements”) and (ii) its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2016 (the “Interim Statements”) (the Annual Statement and the Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(b)                                 Since the Effective Date, there has been no Material Adverse Change.

Section 6.08.                          Margin Stock.

None of the Loan Parties nor any Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).

Section 6.09.                          Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing by or on behalf of a Loan Party or any Subsidiary thereof to the Agent or any Lender in connection herewith (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains with respect to the Borrower and its Subsidiaries any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such certificate, statement, agreement or other document was based upon or constitutes a forecast or projection, such Loan Party represents only that the relevant Loan Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).

Section 6.10.                          Taxes.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Change, all federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

Section 6.11.                          Consents and Approvals.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit under any Law in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except for the Confirmation Order or as listed on Schedule 6.11, all of which shall have been entered, obtained or made on or prior to the Effective Date.

Section 6.12.                          No Event of Default; Compliance With Instruments and Material Contracts.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings of the Term Loans deemed to be made on the Effective Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change. All Material Contracts to which any Loan Party or Subsidiary of any Loan Party is bound are valid, binding and enforceable upon such Loan Party or Subsidiary and to the best knowledge of the Borrower upon each of the other parties thereto in accordance with their respective terms except in each case to the extent the same could not reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or their Subsidiaries is bound by any Contractual Obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.

Section 6.13.                          Insurance.  As of the Effective Date, Schedule 6.13 lists all material insurance policies to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect as of the Effective Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. Each Loan Party has taken all actions required under the Flood Laws or reasonably requested by the Agent or the Required Lenders to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including to the extent applicable, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 6.14.                          Compliance With Laws.  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 6.18) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 6.15.                          Investment Companies.  None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940.

Section 6.16.                          Plans and Benefit Arrangements.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a)                                 The Borrower and each other member of the ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit

Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and, to the knowledge of the Borrower, Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(b)                                 Neither the Borrower nor any other member of the ERISA Group has instituted proceedings to terminate any Plan.

(c)                                  No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(d)                                 To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid.

(e)                                  Neither the Borrower nor any other member of the ERISA Group has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA. To the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA.

Section 6.17.                          Employment Matters.

(a)                                 Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply could reasonably be expected to result in a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.

(b)                                 Each of the Loan Parties, each of their Subsidiaries and each of the “related persons” (as defined in the Coal Act) of each Loan Party and each Subsidiary of each Loan Party are in compliance in all material respects with the Coal Act.  None of the Loan Parties, any

Subsidiary of any Loan Party nor any related person of any Loan Party or its Subsidiaries has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Loan Parties and their Subsidiaries are in compliance in all material respects with the Black Lung Act, except to the extent excused by the Bankruptcy Code by virtue of commencement of the Cases or by order of the Bankruptcy Court.  None of the Loan Parties nor any of their Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

Section 6.18.                          Environmental Health and Safety Matters.  Except as set forth on Schedule 6.18:

(a)                                 the Loan Parties and their Subsidiaries are and have been in substantial compliance with all Environmental Health and Safety Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change;

(b)                                 the Loan Parties and their Subsidiaries hold and are operating in compliance with applicable Environmental Health and Safety Permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely amend or alter, whether in whole or in part, any such Environmental Health and Safety Permit, except any such notice which could not reasonably be expected to result in a Material Adverse Change;

(c)                                  there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body challenging an application for, or the modification, amendment or issuance of, any Environmental Health and Safety Permit, in each case which could reasonably be expected to result in a Material Adverse Change;

(d)                                 neither any real property, whether owned or leased, of any Loan Party or any Subsidiary of any Loan Party nor their respective operations conducted thereon violates any Environmental Health and Safety Order of any Official Body made pursuant to Environmental Health and Safety Laws except for noncompliance with respect thereto which could not reasonably be expected to result in a Material Adverse Change;

(e)                                  there are no pending or, to the knowledge of any Loan Party, threatened Environmental Health and Safety Claims against any real property, whether owned or leased, of any Loan Party or any Subsidiary of any Loan Party nor against any Loan Party or any Subsidiary of any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Change;

(f)                                   none of the Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Health and Safety Laws, including any with regard to their activities at any real property, whether owned or leased, of the

Loan Parties or the business operated by the Loan Parties, or any prior business for which the Borrower has retained liability under any Environmental Health and Safety Law, in each case which could reasonably be expected to result in a Material Adverse Change; and

(g)                                  no Lien or encumbrance on the ownership, occupancy, use or transferability of real property, whether owned or leased (other than Permitted Liens), authorized by Environmental Health and Safety Laws exists against any real property, whether owned or leased, of any Loan Party or any Subsidiary which could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has any reason to believe that such a Lien or encumbrance (other than Permitted Liens) may be imposed, attached or be filed or recorded against any real property, whether owned or leased, of any Loan Party or any Subsidiary, which Lien or encumbrance could reasonably be expected to result in a Material Adverse Change.

Section 6.19.                          Effective Date of the Plan of Reorganization.  On the effective date of the Plan of Reorganization, (i) the Transaction shall have been substantially consummated in accordance with the terms of the Plan of Reorganization and all applicable Laws, (ii) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required in order to make or consummate the Transaction have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained), (iii) all applicable waiting periods with respect thereto (if any) have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction, and (iv) no unstayed judgment, order or injunction shall be in effect prohibiting or imposing material adverse conditions upon the Transaction.

Section 6.20.                          Title to Real Property.  Each Loan Party and each Subsidiary of each Loan Party has (i) Mining Title to all Active Operating Properties that are necessary or appropriate for the Borrower and its Subsidiaries to conduct their respective operations, (ii) and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, good and valid title to all of their other respective assets, in the case of both the foregoing items (i) and (ii) of this sentence, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases; provided, however, a Loan Party or a Subsidiary of a Loan Party shall not be in breach of the foregoing in the event that (x) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party or Subsidiary of such Loan Party or (y) such Loan Party’s or such Subsidiary’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.

Section 6.21.                          Patents, Trademarks, Copyrights, Licenses, Etc..  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without conflict with the rights of others, necessary for the Loan Parties to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan

Parties and Subsidiaries, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.

Section 6.22.                          Security Interests.  The Collateral Documents are effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, the Liens created by the Security Agreements in favor of the Agent for the benefit of the Secured Parties will constitute fully perfected first priority Liens (subject to Permitted Liens) on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.  Subject to the qualifications and limitations set forth expressly in the Mortgages, the Liens granted to the Agent for the benefit of the Secured Parties pursuant to each of the Mortgages constitute a valid first priority Lien under applicable law, subject only to Permitted Liens.  Subject to the qualifications and limitations set forth expressly in the Control Agreements, the Liens granted to the Agent for the benefit of the Secured Parties pursuant to each of the Control Agreements constitute a valid first priority Lien under applicable law, subject only to Permitted Liens.

Section 6.23.                          Sanctions and Anti-Corruption Laws.  None of the Borrower or any of its Subsidiaries, nor, to the knowledge the Borrower, any director, officer, employee, or agent of the Borrower or any of its Subsidiaries is: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.  The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, and employees, and their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all other applicable anti-corruption laws.

Section 6.24.                          Status of Pledged Collateral.  All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral to be pledged pursuant to the Pledge Agreements are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor thereof free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreements and except as the right of the Secured Parties to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral, except for the partnership agreements and limited liability company agreements described on Schedule 6.24. The Loan Parties have delivered true and complete copies of such partnership agreements and limited liability company agreements to each Agent.

Section 6.25.                          Surety Bonds.  All surety, reclamation and similar bonds required to be maintained by the Borrower or any of its Subsidiaries under any Environmental Health and Safety Laws or Contractual Obligation are in full force and effect except for any failure which individually or when taken together with all failures under all such bonds would not reasonably be expected to result in a Material Adverse Change, and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Loans made after the Effective Date) contemplated by this Agreement, provided that certain of such bonds may be terminated, suspended or revoked so long as, taken together, such events could not reasonably be expected to result in a Material Adverse Change. All required guaranties of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change.

Section 6.26.                          Coal Supply Agreements.  As of the Effective Date, all Coal Supply Agreements to which the Borrower or any of its Subsidiaries is subject or by which it is bound are in full force and effect, except for any failure which individually or when taken together with all failures under all Coal Supply Agreements would not reasonably be expected to result in a Material Adverse Change.

Section 6.27.                          Solvency.  As of the Effective Date, after giving effect to the Transaction on such date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 6.28.                          Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower (1) may at any other time, or (2) shall, in connection with the delivery of the financial statements pursuant to Section 8.03(a) or 8.03(b) or a Guarantor Joinder delivered hereunder, provide the Agent, in writing, with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same and in the event that the Loan Parties should acquire after the Effective Date any parcel of real property (other than Excluded Property), the Loan Parties shall update Schedule 1.1(R) to include such real property to the extent such schedule is no longer accurate; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Agent, at the direction of the Required Lenders, pursuant to Section 13.16, shall have accepted in writing such revisions or updates to such Schedules (other than revisions or updates to Schedules 1.1(R), 6.2, 6.13 and 6.24, which result solely from actions of the Loan Parties permitted hereunder, which revised schedules shall be deemed to be accepted by the Agent upon delivery of such Schedules by the Borrower thereto).

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.01.                          Conditions Precedent to Effectiveness.  This Agreement shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 13.01):

(a)                                 The Agent shall have received each of the following in form and substance reasonably satisfactory to the Required Lenders:

(i)                                     Executed counterparts of this Agreement from the Agent and the Borrower;

(ii)                                  A certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary or other Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Effective Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iii)                               A written opinion of Davis Polk & Wardwell LLP, counsel for the Loan Parties, dated the Effective Date, in form and substance reasonably satisfactory to the Required Lenders;

(iv)                              A certificate from a Responsible Officer of the Borrower as to the following certifications (as of the Effective Date): (A) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties are true and correct in all material respects as of such earlier date) and (B) no Event of Default or Potential Default has occurred and is continuing;

(v)                                 the Historical Statements;

(vi)                              the No Proceedings Letter;

(vii)                           Notes payable to the Lenders (and their registered assigns) to the extent requested by any Lender pursuant to Section 2.06(g);

(viii)                        a solvency certificate substantially in the form attached hereto as Exhibit 7.01 certified by the chief financial officer or the treasurer of the Borrower as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transaction and the transactions contemplated hereby;

(ix)                              executed counterparts of the Guaranty Agreement, each Security Agreement and each Pledge Agreement;

(x)                                 proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the Security Agreements and appropriate equity certificates and powers evidencing the Collateral pledged pursuant to the Pledge Agreements;

(xi)                              Patent, Trademark and Copyright Security Agreements covering the registered intellectual property listed on the applicable schedules to such Patent,

Trademark and Copyright Security Agreements, duly executed by the Borrower and each other person that is a Loan Party on the Effective Date;

(xii)                           evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Required Lenders, naming the Agent as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all action required under the Flood Laws and/or reasonably requested by the Agent or the Required Lenders to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(xiii)                        the Perfection Certificate; and

(xiv)                       bring down (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches.

(b)                                 The final order confirming the Plan of Reorganization (the “Confirmation Order”), shall have been entered and shall not be subject to a stay or have been reversed, modified or amended (other than as otherwise agreed to by the Agent and the Required Lenders), all conditions precedent to the effectiveness or consummation thereof shall have been satisfied, and the Plan of Reorganization shall have been, or contemporaneously with the effectiveness of this Agreement shall be, consummated.

(c)                                  The Borrower shall have paid all fees payable on or before the Effective Date as required by this Agreement, the Agent Fee Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 7.01 (and irrespective of whether any Effective Date Lender has signed this Agreement), each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

ARTICLE 8
COVENANTS

Section 8.01.                          Affirmative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than indemnification and other contingent obligations not yet due and owing or for which no claims have been asserted), the Borrower shall, and shall cause each of its Subsidiaries to, comply at all times with the following affirmative covenants:

(a)                                 Preservation of Existence, Etc.  The Borrower shall maintain its legal existence as a corporation. The Borrower shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, except as otherwise expressly permitted in Section 8.02(c) or Section 8.02(d). The Borrower shall maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could not reasonably be expected to result in a Material Adverse Change. The Borrower shall cause each of its Subsidiaries to maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Change.

(b)                                 Payment of Liabilities, Including Taxes, Etc.  Except where failure to do so could not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid after becoming due, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the Borrower, provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and with respect to which there are proper reserves as required by GAAP, but only to the extent that failure to discharge any such liabilities would not adversely affect the value of the Collateral in any material respect.

(c)                                  Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall deliver to the Agent (x) on the Effective Date and annually thereafter an original certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and, (y) at the request of the Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Agent, with the consent of the Required Lenders, which shall (i) specify the Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable

Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) provide to the extent commercially available that no cancellation of such policies for any reason (including non-payment of premium) shall be effective until at least ten (10) days after receipt by the Agent of written notice of such cancellation, (iv) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (v) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Agent promptly of any casualty or condemnation event causing a loss or decline in value of the Collateral in excess of $50,000,000 and the estimated (or actual, if available) amount of such loss or decline. Upon the occurrence of an Event of Default that has not been waived, monies constituting insurance proceeds or condemnation proceeds (pursuant to the Mortgages, if any) shall be paid to the Agent and applied in accordance with Section 9.02(e) and the Collateral Documents.

Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Agent or the Required Lenders, to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, to the extent applicable, providing the Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(d)                                 Maintenance of Properties and Leases.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its respective material properties, necessary or useful in the proper conduct of the business of the Borrower or such Subsidiary of the Borrower, in good working order and condition, ordinary wear and tear excepted (except as otherwise expressly permitted by this Agreement). Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure to so maintain the same would constitute a Material Adverse Change.

(e)                                  Visitation Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at the Agent’s or Lender’s expense) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection, (ii) all such visits and inspections shall be made in accordance with the Borrower’s standard safety, visit and inspection procedures and (iii) no such visit or inspection shall interfere with such Borrower’s normal business operation. In the event any Lender desires to conduct an audit of the Borrower or any Subsidiary of the Borrower, such Lender shall conduct such audit contemporaneously with any audit to be performed by the Agent.

(f)                                   Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(g)                                  [Reserved].

(h)                                 Compliance With Laws; Sanctions.  The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws (other than Environmental, Health and Safety Laws which are specifically addressed in Section 8.01(i)) in all respects, provided that it shall not be deemed to be a violation of this Section 8.01(h) if any failure to comply with any Law would not result in fines, penalties, costs, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to result in a Material Adverse Change. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in effect measures or policies and procedures reasonably designed to ensure compliance by the Borrower, each of its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and each of its Subsidiaries with applicable anti-corruption laws and applicable Sanctions.

(i)                                     Environmental, Health and Safety Matters. The Borrower shall, and shall cause each of its Subsidiaries to (i) comply with applicable Environmental, Health and Safety Laws and Environmental, Health and Safety Orders, (ii) obtain, maintain in full force and effect and comply with the terms and conditions of all Environmental, Health and Safety Permits; (iii) take reasonable precautions to prevent Contamination on the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; (iv) take reasonable precautions against the imposition, attachment, filing or recording of any Lien (other than Permitted Liens) or other encumbrance authorized by Environmental, Health and Safety Laws (other than Permitted Liens) to be imposed, attached or be filed or recorded against the Real Property or any other real property owned or leased by any of them; and (v) perform or pay for performance of any Remedial Actions necessary to (A) respond to any Environmental, Health and Safety Orders or Environmental, Health and Safety Complaints related to the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party, or (B) to manage Contamination at, in, on, under, emanating to or from or otherwise affecting the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party; except, in the case of each of clauses (i)-(v) above, as could not reasonably be expected to result in a Material Adverse Change; provided, in each case, that a failure to take such actions described above shall not be a violation of this Section 8.01(i) if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental, Health and Safety Laws.

(j)                                    [Reserved].

(k)                                 [Reserved].

(l)                                     Collateral; Further Assurances.

(i)                                     Collateral Documents and Liens.

(A)                               The Borrower shall and shall cause each of the Loan Parties to execute and deliver to the Agent for the benefit of the Secured Parties, the Collateral Documents reasonably necessary, or as the Agent or Required Lenders may deem necessary, to grant first priority perfected liens and security interests (subject only to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties with respect to substantially all of the assets of the Loan Parties, other than Excluded Property.  Notwithstanding the foregoing, the Loan Parties shall work diligently with the Agent and Lenders to confirm that all documentation has been prepared, executed and recorded which is necessary to grant a Lien on all Real Property, as extracted minerals and fixtures of the Loan Parties (other than Excluded Property) in favor of the Agent for the benefit of the Secured Parties, including opinions of local counsel in each applicable jurisdiction, with such opinions to be reasonably satisfactory in form, scope and substance to the Agent and the Required Lenders in their respective reasonable discretion, within (x) in the case of Real Property existing on the Effective Date, 120 days after the Effective Date and (y) in the case of Real Property acquired or leased after the Effective Date, 120 days after the date of such acquisition or entry into such lease, as applicable, which date, in each case, may be extended by the Agent at the direction of the Required Lenders in their reasonable discretion; provided, however, that no Loan Party shall be required to deliver Collateral Documents as to any leasehold interest held by such Loan Party in Real Property the perfection of a Lien in which requires a consent from a third party such as a Governmental Authority, landlord, fee owner or a similar party (in each case other than an Affiliate of such Loan Party) and such consent has not been received despite the fact that such Loan Party has used commercially reasonable efforts to obtain the same.

(B)                               The Borrower shall and shall cause each Loan Party, from time to time, at its expense, to preserve and protect the Agent’s Lien on the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens and except to the extent otherwise permitted hereunder, and shall do such other acts and things as may be necessary or as the Agent or the Required Lenders may reasonably deem necessary from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, except to the extent otherwise permitted hereunder.

(ii)                                  Equity Interests in Bonding Subsidiaries.  In the event that the Borrower or any Subsidiary of the Borrower is required to pledge the equity interests of any

Bonding Subsidiary in favor of any provider of surety bonds required by the lessor of the leasehold interest held by such Bonding Subsidiary as otherwise permitted by Section 8.02(q), then prior to the granting of such lien, the Borrower shall use commercially reasonable good faith effort to grant a second priority perfected lien in such equity interests to the Agent for the benefit of the Secured Parties subject to an intercreditor agreement in form and substance reasonably satisfactory to the Agent, the Required Lenders and the Borrower.

(iii)                               Requirements for Permitted Joint Ventures.  Notwithstanding the foregoing provisions of this Section 8.01(l), if a Person is a Permitted Joint Venture, neither the Borrower nor any Subsidiary of the Borrower shall be required to pledge the equity interests of such Permitted Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Permitted Joint Venture or other material agreement related to the Investment in such Permitted Joint Venture would prohibit the granting of such Liens, provided that, (A) in the case of Knight Hawk Holdings, LLC, no later than 120 days after the Effective Date (or such longer period as may be extended by the Agent with the consent of the Required Lenders), (B) in the case of any other Person that is a Permitted Joint Venture on the Effective Date, if the value of the equity interests of such Permitted Joint Venture held by the Borrower or such Subsidiary materially increases after the Effective Date and if requested by the Agent or the Required Lenders, no later than 120 days after receipt by the Borrower of written notice from the Agent or Required Lenders of such request or (C) in the case of a Person that becomes a Permitted Joint Venture after the Effective Date, upon the date of the date that such Person becomes a Permitted Joint Venture, the equity interests of such Permitted Joint Venture shall be held by a JV Holding Company, unless the organizational documents of such Permitted Joint Venture permit the equity interests therein to be pledged as Collateral to the Agent or unless the Required Lenders have determined in their sole discretion that the transfer of such equity interests to a JV Holding Company shall not be required.  For the avoidance of doubt, nothing in this Section 8.01(l) shall require any Loan Party to take any action to grant or perfect a security interest in any assets constituting Excluded Property.

(iv)                              Requirements for Significant Subsidiaries.

(A)                               Guarantees.  Within forty-five (45) days (or such longer period as may be extended by the Agent with the consent of the Required Lenders in their reasonable discretion) after any Significant Subsidiary is formed or acquired after the Effective Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall: (i) cause each such Significant Subsidiary to execute a Guarantor Joinder pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) execute and deliver to the Agent documents, modified as appropriate to relate to such Significant Subsidiary, in the forms described in Sections 7.01(a)(ii), 7.01(a)(iii) and 7.01(a)(iv) and (iii) deliver to the Agent such other documents and agreements as the Agent or Required Lenders may reasonably request.

(B)                               Collateral.  Within forty-five (45) days (or such longer period as may be extended by the Agent with the consent of the Required Lenders in their reasonable discretion) after any Significant Subsidiary is formed or acquired after the Effective Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall cause such new Significant Subsidiary to, unless the Required Lenders otherwise agree in writing, (i) execute and deliver to the Agent a Perfection Certificate, relating to such Significant Subsidiary, (ii) pledge the equity interests (except to the extent constituting Excluded Property) it owns in any other Significant Subsidiary to the Agent for the benefit of the Secured Parties on a first priority perfected basis pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit 1.1(P)(3), (iii) cause all of the issued and outstanding capital stock, partnership interests, member interests or other equity interest of such Significant Subsidiary (except to the extent constituting Excluded Property) that are owned by another Loan Party to be pledged on a first priority perfected basis to the Agent for the benefit of the Secured Parties pursuant to the Pledge Agreements, (iv) execute and deliver to the Agent for the benefit of the Secured Parties Collateral Documents in form and substance reasonably satisfactory to the Agent, including without limitation a Security Agreement substantially in the form attached hereto as Exhibit 1.1(S)(2), Patent, Trademark and Copyright Security Agreements and Mortgages, (subject to the below proviso) necessary or reasonably requested by the Agent or Required Lenders to grant first priority perfected liens and security interests (subject only to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties in substantially all of the assets of such new Significant Subsidiary, including proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the relevant Collateral Documents and appropriate equity certificates and powers evidencing the Collateral pledged pursuant to the relevant Pledged Agreement(s), (v) obtain Uniform Commercial Code, lien, tax, mortgage, leasehold mortgage, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be reasonably satisfactory to the Agent, (vi) deliver opinions of legal counsel with respect to such new Significant Subsidiary, including opinions of local counsel in each applicable jurisdiction, as such opinions may be reasonably requested by the Agent or the Required Lenders and with such opinions to be reasonably satisfactory in form, scope and substance to the Agent or the Required Lenders in their respective reasonable discretion and (vii) provide the Agent with evidence that such new Significant Subsidiary has taken all actions required under the Flood Laws and/or reasonably requested by the Agent or the Required Lenders, to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a Mortgage in favor of the Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral; provided, however, with respect to any Real Property (other than, for the avoidance of doubt, Excluded Property) of a Significant Subsidiary that is formed or acquired after the Effective Date or of a Subsidiary that becomes a Significant Subsidiary after the Effective Date that is required to be subject to a Mortgage, and any as-extracted minerals or fixtures (as such terms are defined in the Uniform Commercial Code) which are required to be subject to a Mortgage or a Security Agreement, the requirements of this Section 8.01(l) shall be satisfied with respect to Real Property and with respect to fixtures and as extracted collateral if the Borrower and the applicable Significant Subsidiary take all steps within one-hundred twenty (120) days following the date a Subsidiary becomes a Significant Subsidiary (or such longer period as may be extended by the Agent with the consent of the Required Lenders) necessary or reasonably requested by the Agent or the Required Lenders to grant first priority perfected liens (subject only to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties with respect to such Collateral.

(m)                             Subordination of Intercompany Loans.  Each Loan Party agrees that any intercompany Debt, loans or advances owed by any Loan Party to any other Loan Party shall be subordinated to the payment of the Obligations.

(n)                                 Ratings.  The Borrower shall exercise commercially reasonable efforts to obtain and to maintain ratings from Moody’s and Standard & Poor’s for the Loans.

(o)                                 Post-Closing Covenants.  (i)  Within sixty (60) days following the Effective Date (or such longer period as may be extended by the Agent with the consent of the Required Lenders), the Borrower shall have delivered Control Agreements with respect to each Deposit Account of the Loan Parties (other than Excluded Accounts), each duly executed by, in addition to the applicable Loan Party, the applicable financial institution, as the depositary bank, and the Agent, as the secured party.

(ii)                                  Within one-hundred twenty (120) days following the Effective Date (or such longer period as may be extended by the Agent with the consent of the Required Lenders), the Borrower shall have delivered a fully executed Mortgage with respect to all Real Property (other than Excluded Property), including opinions of local counsel in each applicable jurisdiction, with such opinions to be reasonably satisfactory in form, scope and substance to the Agent and the Required Lenders in their respective reasonable discretion.

(iii)                               Within one-hundred twenty (120) days following the Effective Date (or such longer period as may be extended by the Agent with the consent of the Required Lenders), the Borrower shall have formed, with respect to Knight Hawk Holdings, LLC, a JV Holding Company and transferred all equity interests held by the Borrower and its Subsidiaries in Knight Hawk Holdings, LLC to such JV Holdings Company.

(iv)                              Within one-hundred twenty (120) days following the Effective Date (or such longer period as may be extended by the Agent with the consent of the Required Lenders), the Borrower shall have delivered to the Agent favorable opinions, in form and substance reasonably satisfactory to the Required Lenders, of external counsel for the applicable Loan Parties, covering certain corporate and UCC perfection matters relating to the Loan Parties organized in Kentucky, West Virginia and Virginia.

Section 8.02.                          Negative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Loan Parties’ other

Obligations hereunder (other than indemnification and other contingent obligations not yet due and owing or for which no claims have been asserted), the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following negative covenants:

(a)                                 Debt.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Debt, except:

(i)                                     Debt under the Loan Documents or in respect of any of the other Obligations;

(ii)                                  Debt (including, without limitation, letters of credit) on account of any demand, request or requirement of any Official Body for any surety bond, letter of credit or other financial assurance pursuant to any Mining Law, Reclamation Law or Environmental Health and Safety Laws, or any related Permit in an aggregate amount not to exceed $150,000,000;

(iii)                               [reserved];

(iv)                              [reserved];

(v)                                 (A) Debt of any Loan Party payable to any other Loan Party, it being understood and agreed that such Debt is subordinated to the Obligations of the Loan Parties under the Loan Documents, (B) Debt of any Non-Guarantor Subsidiary payable to any other Non- Guarantor Subsidiary, (C) loans or guaranties from any Non-Guarantor Subsidiary to any Loan Party and (D) Debt of any Non-Guarantor Subsidiary payable to any Loan Party to the extent such Debt would constitute a permitted Investment under clause Section 8.02(n)(xxi);

(vi)                              Debt of the Borrower and its Subsidiaries existing on the Effective Date and included on Schedule 8.02(i) and any Permitted Refinancings thereof;

(vii)                           Debt of the Borrower or any Subsidiary of the Borrower under a letter of credit facility in an amount, when combined with the aggregate amount of Debt permitted pursuant to Section 8.02(a)(xii), not to exceed $300,000,000 in the aggregate so long as: (A) the purpose of such facility is to provide letters of credit necessary in the business of the Borrower and its Subsidiaries, including without limitation to secure surety and other bonds, and (B) such Debt, if secured, is only secured as permitted by clause (xii) of the definition of Permitted Liens (a “Permitted Secured Letter of Credit Facility”);

(viii)                        [reserved];

(ix)                              Debt or other obligations of the Borrower and its Subsidiaries in respect of any capital lease (as determined in accordance with GAAP) or Debt of the Borrower and its Subsidiaries secured by Purchase Money Security Interests so long as the aggregate amount for the Borrower and its Subsidiaries of all Debt and other obligations permitted by this clause (ix) shall not exceed, at any time outstanding $125,000,000;

(x)                                 Debt of the Borrower or any Subsidiary assumed or incurred in connection with any Permitted Acquisition or Permitted Joint Venture and any Permitted Refinancing thereof, so long as, in each case, the Borrower shall be in Pro Forma Compliance with the Senior Secured Leverage Ratio after giving pro forma effect to such Debt and the use of proceeds thereof as if such Debt was incurred or assumed at the beginning of the most recent four consecutive fiscal quarters ending prior to such assumption or incurrence for which consolidated financial statements of the Borrower have been delivered to the Agent pursuant to Section 8.03(a) or (b) (and if such Debt has a floating formula rate, such Debt shall be deemed to have an implied rate of interest for such four fiscal quarter period for purposes hereof determined by utilizing the rate which is or would be in effect with respect to such Debt as of the date of such assumption or incurrence);

(xi)                              subject to Section 8.02(n)(vi) and Section 8.02(q), Debt of any Bonding Subsidiary payable to the Borrower;

(xii)                           Debt of (i) the Securitization Subsidiaries in Permitted Receivables Financings and (ii) the Loan Parties in Permitted ABL Financings in an amount, when combined with the aggregate amount of Debt permitted pursuant to Section 8.02(a)(vii), does not exceed $300,000,000 in the aggregate;

(xiii)                        Debt in respect of Hedging Transactions entered into in the ordinary course of business for non-speculative purposes;

(xiv)                       Debt secured by Liens permitted by clause (xiv) of the definition of Permitted Liens;

(xv)                          Guaranties in respect of Debt otherwise permitted hereunder;

(xvi)                       Debt relating to the financing of insurance policy premiums;

(xvii)                    other Debt in an aggregate principal amount not to exceed $20,000,000; provided that the amount of Debt permitted by this clause (xvii) that is secured shall not exceed $10,000,000; and

(xviii)                 Debt of Non-Guarantor Subsidiaries which, when combined with the aggregate amount of Investments permitted pursuant Section 8.02(n)(xxi), does not exceed $2,500,000 at any one time.

(b)                                 Liens; Guaranties.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, except, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any agreement, that prohibits or restricts the Borrower’s or its Subsidiaries’ ability to grant a security interest or Lien on any of the Collateral to the Agent or the Lenders in connection with this Agreement or any other Loan Document (as such Agreement or Loan Documents may be amended, restated, modified or supplemented).

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of the Loan Parties or their Subsidiaries permitted hereunder, including pursuant to Section 8.02(a) and Section 8.02(n), (ii) any Guaranty by any Loan Party of representations, warranties, performance covenants, or indemnities arising in connection with any sale or other disposition of assets of any Loan Party permitted by this Agreement, (iii) any existing Guaranty that is set forth on Schedule 8.02(b) and (iv) endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business.

(c)                                  Liquidations, Mergers, Consolidations, Acquisitions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind up its affairs, or consummate any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i)                                     (A) any Loan Party, other than the Borrower, may consolidate or merge into the Borrower or any other Loan Party and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, (B) any Non-Guarantor Subsidiary may consolidate or merge into any other Non-Guarantor Subsidiary, (C) any Non-Guarantor Subsidiary may consolidate or merge into any Loan Party, so long as such Loan Party survives such merger or consolidation and the security interest granted by the Borrower pursuant to the Collateral Documents shall remain in full force and effect, and (D) any transaction otherwise permitted by Section 8.02(d) and Section 8.02(n) shall be permitted under this Section 8.02(c);

(ii)                                  the Subsidiaries listed on Schedule 8.02(c) may dissolve, liquidate or wind-up its affairs or become a party to any merger or consolidation;, in each case, solely to the extent expressly contemplated by and in accordance with the Plan Supplement filed with the Bankruptcy Court with respect to the Bankruptcy Cases [Doc. No. 1257] as Exhibit 6; provided that Apogee Holdco, Inc. may dissolve within 30 days of the Effective Date as contemplated in the manner described to the Agent and the Lenders prior to the Effective Date, so long as it has no material assets.

(iii)                               the Borrower or any Subsidiary may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(1)  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complementary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.02(g), in the case of any merger a Loan Party shall be the surviving entity after giving effect to such transaction and, to the extent that a Significant Subsidiary is acquired or formed in connection with or as a result of such acquisition, the Loan Parties shall promptly comply with the provisions of Section 8.02(f) and Section 8.01(l)(iv), and in connection with such acquisition and the granting of such Liens and security interests, the Borrower shall deliver to the Agent for the benefit of the Secured Parties such opinions of counsel, certificates and such other Loan Documents as the Agent or Required Lenders may reasonably request;

(2)  no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; provided that, subject to Section 1.02(b), in the case of any Limited Condition Acquisition, at the option of the Borrower, this Section 8.02(c)(iii)(2) may be deemed satisfied so long as no Potential Default or Event of Default exists on the date the definitive agreements for such Limited Condition Acquisition are entered into;

(3) if the consideration to be paid by the Loan Parties for such Permitted Acquisition exceeds $15,000,000, at least three (3) Business Days prior to consummation of such Permitted Acquisition the Borrower shall have delivered to the Agent (x) all executed copies or drafts (with final, executed copies to be subsequently delivered as soon as available) of material agreements, documents and instruments in connection with or related to such Permitted Acquisition and (y) a certificate signed by the Secretary or an Assistant Secretary or other Responsible Officer of the Borrower evidencing a resolution of the board of directors (or other governing body) of the applicable Loan Party approving such Permitted Acquisition;

(4) the Borrower shall be in Pro Forma Compliance with the Senior Secured Leverage Ratio after giving pro forma effect to such Permitted Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to such Permitted Acquisition for which consolidated financial statements of the Borrower have been delivered to the Agent pursuant to Section 8.03(a) or (b); and

(5)the business acquired, or the business conducted by the Person whose ownership interests are being acquired, shall be located in the United States and the Person acquired (if applicable) shall be organized under the laws of any State of the United States; provided that the Borrower or any its Subsidiaries shall be permitted to consummate Permitted Acquisitions that do not satisfy the requirements of this clause (5) in an aggregate amount of up to $20,000,000;

(iv)                              The Borrower or any of its Subsidiaries may acquire by purchase, lease or otherwise all or substantially all of the assets or equity interests of a Securitization Subsidiary; and

(v)                                 any Subsidiary of the Borrower that holds only de minimis assets and is not conducting any material business may dissolve or otherwise wind up its affairs.

(d)                                 Dispositions of Assets or Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon, securitize or enter into a securitization transaction, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(i)                                     (A) transactions involving the sale of inventory in the ordinary course of business, (B) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are no longer necessary or required in the conduct of any Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (C) any sale of accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that (x) at the time of any such sale, no Event of Default shall exist or shall result from such sale, (y) such sale shall be for fair market value and (z) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (C) shall consist solely of cash, (D) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Agent’s first priority security interest subject to Permitted Liens, and (E) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Official Body or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(ii)                                  (x) any sale, transfer or lease of assets by any Subsidiary of the Borrower which is a Guarantor to any other Loan Party (y) any sale, transfer or lease of assets by any Non-Guarantor Subsidiary to any Loan Party or (z) any sale, transfer or lease of assets by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(iii)                               [reserved];

(iv)                              any purchase or sale or other transfer (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing;

(v)                                 any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above or pursuant to clause (vi) below, provided that with respect to all such sales, transfer or lease of assets, pursuant to this Section 8.02(d)(v): (A) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (B) such sale, transfer or lease shall be for fair market value, (C) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (v) shall consist of cash in an amount that is not less than 85% of such consideration; provided, however, for purposes of this clause (C), the following will be deemed to be cash: (1) any reclamation and other liabilities arising under applicable Permits, applicable workers’ compensation acts and the federal black lung laws and other liabilities associated with the applicable employees, in each case that are assumed by the transferee with respect to the applicable sale, transfer or lease pursuant to a customary assumption or similar agreement and (2) any letters of credit with respect to the reimbursement of which the Borrower or its Subsidiaries are obligated, to the extent such letters of credit relate to the assets or business subject to such sale, transfer or lease and are cancelled no later than 60 days following such sale, transfer or lease and for which the transferee with respect to the applicable sale, transfer or lease has guaranteed or indemnified the reimbursement of any drawing thereunder on customary terms, (D) if the consideration to be paid to the Borrower and its Subsidiaries per any such sale, transfer or lease exceeds $10,000,000, the Borrower shall have delivered to the Agent a certificate indicating compliance with the requirements of this Section 8.02(d)(v) prior to consummating such sale, transfer or lease, (E) the Net Cash Proceeds for all such sales, transfers or leases, in excess of $10,000,000, in the aggregate, are applied as a mandatory prepayment of the Loans in accordance with, and to the extent required under, the provisions of Section 5.06(b)(i) above; provided that (1) no such mandatory prepayment shall be required if and to the extent such Net Cash Proceeds are applied within the date occurring 180 days after receipt thereof (or, if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 180 days following receipt thereof, within the later of (i) 180 days following receipt thereof and (ii) 90 days of the date of such legally binding commitment) to the purchase by the Borrower or a Subsidiary of the Borrower, as the case may be, of substitute assets (such Net Cash Proceeds, “Reinvestment Deferred Amounts”) and (2) in the case of any such sale, transfer or lease of assets for consideration in excess of $10,000,000, the Borrower shall have delivered to the Agent a certificate of the chief financial officer or the treasurer of the Borrower, certifying as to (x) the amount of Net Cash Proceeds and (y) the fact that the Borrower or a Subsidiary of the Borrower, as the case may be, shall invest such Net Cash Proceeds to acquire or repair assets useful in the business of the Borrower and its Subsidiaries within 180 days after receipt thereof (or, if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 180 days following receipt thereof, within the later of (i) 180 days following receipt thereof and (ii) 90 days of the date of such legally binding commitment) and (F) the aggregate Net Cash Proceeds received from any sales, transfers or leases (or series of related sales, transfers or leases) pursuant to this Section 8.02(d)(v) shall not exceed $100,000,000; provided that sales, transfers and leases (or series of related sales, transfers or leases) resulting in aggregate Net Cash Proceeds in excess of $100,000,000 shall be permitted under this Section 8.02(d)(v) so long as (x) such excess Net Cash Proceeds are applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 5.06(b)(i) above (without giving effect to the reinvestment right described above or in Section 5.06(b)(ii) and (y) the aggregate Net Cash Proceeds received from any sales, transfers or leases (or series of related sales, transfers or leases) pursuant to this Section 8.02(d)(v) shall not exceed $200,000,000;

(vi)                              any sale, transfer, lease or disposition of assets as part of an Investment which is either (y) an Investment in a Permitted Joint Venture which is permitted by clause (1) of Section 8.02(f), or (z) an Investment permitted by Section 8.02(n);

(vii)                           any transactions otherwise permitted by Section 8.02(c) or Section 8.02(i);

(viii)                        [reserved]; and

(ix)                              those sales, transfers or other dispositions set forth on Schedule 8.02(d).

(e)                                  Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of the Borrower unless (1) such transaction is not otherwise prohibited by this Agreement and (2) such transaction is either (a) entered into upon fair and reasonable arm’s-length terms and conditions or (b) would be entered into by a prudent Person in the position of such Loan Party; provided, however that this Section 8.02(e) shall not prohibit (i) the consummation of the Transaction, (ii) any dividend or distribution which is not otherwise prohibited by this Agreement, (iii) any transaction described on Schedule 8.02(e) (including any modification, extension or renewal thereof on terms no less favorable to the parties thereto than the terms of such transaction as described on such Schedule) which is not otherwise prohibited by this Agreement, and (iv) any transaction provided for in, or in connection with, a Permitted Receivables Financing.

(f)                                   Subsidiaries, Partnerships and Joint Ventures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Non-Guarantor Subsidiaries, including any Securitization Subsidiary which is the subject of clause (iii) below) which are not Significant Subsidiaries, (ii) any Significant Subsidiary which has complied with Section 8.01(l), and (iii) any Securitization Subsidiary whose equity interests are pledged to the Agent for the benefit of the Secured Parties (pursuant to the applicable Pledge Agreement) and which has otherwise complied with Section 8.01(l).

Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a joint venturer or hold a joint venture interest in any joint venture:

(1)                                 except that the Loan Parties may make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (G) or to the extent otherwise permitted under Section 8.02(n):

(A)                               the Permitted Joint Venture is either a corporation, limited liability company, trust, or a limited partnership or another form of an entity or arrangement that permits the Borrower and its Subsidiaries to limit their liability, as a matter of Law, for the obligations of the Permitted Joint Venture;

(B)                               the Investment made in a Permitted Joint Venture permitted under clause(1)(A) immediately above is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investment, or (z) of the type described in clauses (iii) or (v) of the definition of Investment and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;

(C)                               other than the amount of an Investment permitted under clause (1)(B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investment, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Debt or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;

(D)                               the Borrower shall be in Pro Forma Compliance with the Senior Secured Leverage Ratio after giving pro forma effect to the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the Investment for which consolidated financial statements of the Borrower are available (provided that, for the avoidance of doubt, any EBITDA of such Permitted Joint Venture shall not be included in such calculation of the Senior Secured Leverage Ratio);

(E)                                to the extent the Investment in any such Permitted Joint Venture exceeds $15,000,000, at least three (3) Business Days prior to making any Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.02(f), the Borrower shall have delivered to the Agent (x) all executed copies or drafts (with final, executed copies to be subsequently delivered as soon as available) of material agreements, documents and instruments in connection with or related to such Investment and (y) a certificate signed by the Secretary or an Assistant Secretary or other Responsible Officer of the Borrower evidencing a resolution of the board of directors (or other governing body) of the applicable Loan Party approving such Investment;

(F)                                 the equity interests owned, directly or indirectly, by the Borrower in such Permitted Joint Venture (including Knight Hawk Holdings, LLC but excluding any other Permitted Joint Venture existing on the Effective Date unless the value of such Permitted Joint Venture materially increases after the Effective Date and the Agent or the Required Lenders request that the equity interests owned by the Borrower or a Subsidiary in such Permitted Joint Venture be transferred to a JV Holding Company) shall be held by a JV Holding Company; provided, that such requirement shall not apply to any Permitted Joint Venture as to which the organizational documents of such Permitted Joint Venture permit the equity interests therein to be pledged as Collateral to the Agent or as to which the Required Lenders have determined in their discretion that the transfer of such equity interests to a JV Holding Company shall not be required; and

(G)                               no Potential Default or Event of Default shall exist immediately prior to and after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.02(f);

(g)                                  Continuation of or Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Effective Date or business that supports or is complimentary to such business, and the Loan Parties shall not permit any material change in the nature of such business.

(h)                                 [Reserved].

(i)                                     Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of the capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or set aside any amount for any such purposes, except that:

(i)                                     [reserved];

(ii)                                  [reserved];

(iii)                               any Subsidiary of the Borrower may declare and pay dividends or make any other distribution (by reduction of capital or otherwise) to, or repurchase its capital stock or equity interests from, the Borrower or any other Subsidiary of the Borrower (or, in the case of non- wholly owned Subsidiaries of the Borrower, to the Borrower or any other Subsidiary that is a direct or indirect parent of such non-wholly-owned Subsidiary and to each other owner of equity interests of such non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or its applicable Subsidiary) based on their relative ownership interests);

(iv)                              (A) so long as no Event of Default shall exist immediately prior to or after giving effect to such stock purchase or redemption, stock purchases or redemptions (other than repurchases described in clause (B) of this Section 8.02(i)(iv)) in connection with the rights of employees or members of the board of directors of the Borrower or any of its Subsidiaries of any capital stock or equity interests issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder, provided that the aggregate consideration of such stock purchase and redemptions made pursuant to this clause (A) shall not exceed $5,000,000 and (B) repurchases of equity interests deemed to occur upon (1) the exercise of stock options if the equity interests represent a portion of the exercise price thereof or (2) the withholding of a portion of equity interests issued to employees and other participants under an equity compensation program of the Borrower and its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance;

(v)                                 dividends or other distributions payable solely in capital stock or equity interests; or

(vi)                              the Borrower may declare and make dividends or other distributions in an amount not to exceed $75,000,000 in the aggregate; provided that, commencing after the date for which financial statements for the fiscal quarter ending September 30, 2016 are delivered pursuant to Section 8.03(a), additional dividends and distributions may be paid (x) at any time the Senior Secured Leverage Ratio is less than 2.50:1.00 after giving pro forma effect to such dividend or distribution and the transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the making of such dividends or distributions for which consolidated financial statements of the Borrower are delivered pursuant to Section 8.03(a) or (b) and (y) so long as no PIK Interest has been paid under this Agreement (or, if PIK Interest has been paid, the Borrower shall have made a PIK Interest Catch-Up Payment after the then most recently occurred Interest Payment Date).

(j)                                    [Reserved].

(k)                                 Payment of Other Debt.  The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner any Debt that is owed to a third party that is subordinated to the Obligations, except:

(i)                                     the conversion (or exchange) of any such Debt to, or the payment of any such Debt from the proceeds of the issuance of, the common stock or other equity interests of the Borrower (other than Disqualified Equity Interests);

(ii)                                  for a Permitted Refinancing thereof; or

(iii)                               so long as no Event of Default has occurred and is continuing, other payments of or in respect of any such Debt in an aggregate amount not to exceed $20,000,000.

(l)                                     No Restriction in Agreements on Dividends or Certain Loans.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement (i) which prohibits or restricts, in any manner the payment of dividends by any of its Subsidiaries (whether in cash, securities, property or otherwise), or (ii) which prohibits or restricts in any manner the making of any loan to the Borrower by any of its Subsidiaries or payment of any Debt or other obligation owed to any Loan Party, other than, in each case, (A) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing, (B) restrictions imposed by any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances) and (C) restrictions in effect under any Debt outstanding on the Effective Date or any customary restrictions contained in documents governing any other Debt permitted under Section 8.02(a).

(m)                             [Reserved].

(n)                                 Loans and Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make any Investment (other than bonds required in the ordinary course of business of the Borrower, such as, and without limitation, surety bonds, royalty bonds or bonds securing performance by the Borrower or a Subsidiary of the Borrower under bonus bids), notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business and stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary in satisfaction of judgments;

(ii)                                  (A) Investments by the Borrower or any of its Subsidiaries in any Loan Party and (B) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(iii)                               (A) Permitted Investments and (B) any Investments arising in connection with any Hedging Transactions;

(iv)                              Investments in Permitted Joint Ventures as permitted by Section 8.02(f);

(v)                                 [reserved];

(vi)                              loans by the Borrower to any Bonding Subsidiary; provided, however that (x) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Agent at the written direction of the Required Lenders, and such note shall be pledged pursuant to the applicable Collateral Document to the Agent for the benefit of the Secured Parties, and (y) any loans by the Borrower to any Bonding Subsidiary shall in each and every case be subject to Section 8.02(q);

(vii)                           [reserved];

(viii)                        other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, not exceeding $30,000,000;

(ix)                              Investments arising as a result of Permitted Receivables Financings;

(x)                                 [reserved];

(xi)                              [reserved];

(xii)                           [reserved];

(xiii)                        [reserved];

(xiv)                       Investments by Borrower of the type described in clause (i) of the definition of Investment in any Bonding Subsidiary, provided that any such Investments by the Borrower in any Bonding Subsidiary shall in each case be subject to Section 8.02(q);

(xv)                          any transaction which is an Investment permitted by Section 8.02(c) (including, without limitation, any Permitted Acquisition), Section 8.02(d) (including,

without limitation, Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted thereunder) or Section 8.02(i);

(xvi)                       any guaranty which is permitted under Section 8.02(b);

(xvii)                    [reserved];

(xviii)                 (A) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (B) loans or advances to employees made in the ordinary course of business and consistent with past practice, provided that such loans and advances to all such employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(xix)                       Investments existing as of the Effective Date and set forth on Schedule 8.02(n), and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

(xx)                          to the extent constituting an Investment, the repurchase, repayment, defeasance or retirement of any Debt of the Borrower or any Subsidiary to the extent such repurchase, prepayment or retirement is expressly permitted hereunder; and

(xxi)                       Investments by the Borrower and the Guarantors in Non-Guarantor Subsidiaries, which, when combined with the aggregate amount of Debt permitted pursuant Section 8.02(a)(xviii), does not exceed $2,500,000 at any time.

(o)                                 [Reserved].

(p)                                 Changes in Organizational Documents and Loan Party Information.  (i) The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents, without providing (A) in the case of the Borrower, at least ten (10) calendar days’ prior written notice to the Agent and the Lenders and (B) in the case of any other Loan Party, prior written notice to the Agent and the Lenders and, in the event such change would be materially adverse to the Lenders as reasonably determined by the Agent or Required Lenders, obtaining the prior written consent of the Required Lenders; provided, however, that this Section 8.02(p) shall not require the consent of the Required Lenders to any such change to the limited liability company agreement or other organizational documents of any Securitization Subsidiary made to facilitate any Permitted Receivables Financing.

(ii)                                  The Borrower shall not, and shall not permit any of its Subsidiaries that are Loan Parties to, effect any change (A) in its legal name, (B) in the location of its chief executive office, (C) in its identity or organizational structure, (D) in its Federal Taxpayer Identification Number (or equivalent thereof) or organizational identification number, if any, or (E) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless it shall have given the Agent prior written notice thereof (or, solely in the case of the Borrower, ten calendar days’ prior written notice thereof) clearly describing such change and providing such other information in connection therewith as the Agent or Required Lenders may reasonably request.

(q)                                 Transactions With Respect to the Bonding Subsidiaries.

(i)                                     [reserved].

(ii)                                  Except as otherwise expressly permitted under this Agreement, the Borrower shall not permit any Bonding Subsidiary to (x) own any assets other than a leasehold interest, as lessee, in a coal lease where the lessor is a Person that is not an Affiliate of the Borrower and cash and marketable securities necessary to assure either the lessor of such leasehold interest of the performance of all obligations by such Bonding Subsidiary thereunder or to assure the provider of surety bonds described in the following clause (y) that such Bonding Subsidiary is able to perform its obligations to such provider under the described surety bonds; and (y) incur any Debt or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) except those to the lessor of the coal lease owned by such Bonding Subsidiary and those in favor of the provider of the surety bonds which provide payment assurances to such lessor under the coal lease owned by such Bonding Subsidiary related to the cost of acquiring such leasehold interest, the bonus bid and royalty payments thereunder and the costs and expenses incidental to such lease; provided, however that in lieu of any surety bond described in the preceding clause (ii) such Bonding Subsidiary may request that the Borrower obtain a letter of credit on behalf of such Bonding Subsidiary and such Bonding Subsidiary may incur reimbursement obligations in connection therewith.

Section 8.03.                          Reporting Requirements.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents (other than indemnification and other contingent obligations not yet due and owing or for which no claim has been made) and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Agent, for delivery to each of the Lenders:

(a)                                 Quarterly Financial Statements.  Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Treasurer or Chief

Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(a) if within forty-five (45) days after the end of its fiscal quarter (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent (for delivery to each of the Lenders) a copy of the Borrower’s Form 10Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section.

(b)                                 Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Required Lenders (it being understood and agreed that Ernst & Young LLP is reasonably satisfactory). The certificate or report of accountants shall be free of qualifications (other than (i) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (ii) any “going concern” or like qualifications as may be required as a result of a projected failure to comply with a financial covenant in any Permitted ABL Financing or an upcoming maturity date under the Facility or any Working Capital Facility that is scheduled to occur within one (1) year of the time the report and opinion are delivered) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(b) if within ninety (90) days after the end of its fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent (for delivery to each of the Lenders) a copy of the Borrower’s Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.

(c)                                  Certificate of the Borrower.  Concurrently with any delivery of financial statements under Section 8.03(a) and (b), a certificate of the Borrower signed by a Responsible Officer (a “Compliance Certificate”), substantially in the form of Exhibit 8.03(c): (i) confirming that, except as described pursuant to Section 8.03(e)(i), no Event of Default or Potential Default exists and is continuing on the date of such Compliance Certificate, (ii) containing a list of each Significant Subsidiary and each Non-Guarantor Subsidiary (and whether such Subsidiary is a Bonding Subsidiary, an Immaterial Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary), other than those set forth on Schedule 6.2 and (iii) confirming that each Significant Subsidiary has joined the Loan Documents in accordance with the requirements of Section 8.01(l).

(d)                                 SEC Website.  Reports required to be delivered pursuant to Sections 8.03(a)(i) and 8.03(b) above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of Sections 8.03(a)(i) and 8.03(b).

(e)                                  Notices.  Written notice to the Agent for distribution to the Lenders:

(i)                                     promptly after any Responsible Officer of the Borrower has learned of the occurrence of any Potential Default or Event of Default; and

(ii)                                  promptly after any Responsible Officer of the Borrower has learned of any event which would reasonably be expected to result in a Material Adverse Change.

(f)                                   Certain Events.  Written notice to the Agent for distribution to the Lenders:

(i)                                     as required by Section 8.02(c), with respect to any proposed acquisition of assets pursuant to such Section;

(ii)                                  of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 5.06(b);

(iii)                               within the time limits set forth in Section 8.02(p), any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation or its outstanding equity interests or the transferability thereof) and also within such time limits of the other notices required by such Section; and

(iv)                              of any material change in accounting policies or financial reporting practices by any Loan Party.

(g)                                  Environmental, Health and Safety Matters. Reasonably prompt written notice upon Borrower or applicable Subsidiary obtaining actual knowledge of any of the following which has resulted or could reasonably be expected to result in a Material Adverse Change: (A) the existence of Contamination; (B) the receipt by Borrower or any of its Subsidiaries of an Environmental, Health and Safety Claim or an Environmental, Health and Safety Complaint; (C) the imposition, attachment, filing or recording against the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party of a Lien (other than a Permitted Lien) or other encumbrance authorized under Environmental, Health and Safety Laws; (D) the inability to obtain or renew an Environmental, Health and Safety Permit, a notice from an Official Body that it has, will or intends to suspend, revoke or adversely amend or alter, in whole or in part, any Environmental, Health and Safety Permit or knowledge that a Person has filed a suit or claim or instituted a proceeding challenging the application for, or the modification, amendment or issuance of any Environmental, Health and Safety Permit; or (E) any violation of Environmental, Health and Safety Laws, Environmental, Health and Safety Permits or Environmental, Health

and Safety Orders by any of Borrower or any of its Subsidiaries; provided, in each case, that a failure to provide such written notice shall not be a violation of this Section 8.03(g) if the Borrower or the applicable Subsidiary is in good faith reasonably contesting such matter in the applicable jurisdiction in accordance with applicable Environmental, Health and Safety Laws.

(h)                                 Other Reports and Information.

(i)                                     Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders and regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(ii)                                  Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body,

(iii)                               Within thirty (30) days of the end of each month, consolidated monthly income summaries of the Borrower and its consolidated Subsidiaries, and

(iv)                              Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request.

(i)                                     Platform.  The Borrower hereby acknowledges that (i) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC”“ are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked ‘PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

ARTICLE 9
DEFAULT

Section 9.01.                          Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                                 Payments Under Loan Documents.  The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments, or the payment due at maturity) when due hereunder within one (1) Business Day after such amount becomes due or (ii) any interest on any Loan or any fee owing hereunder or under the Agent Fee Letter within three (3) Business Days after such interest or fee becomes due in accordance with the terms hereof or thereof.

(b)                                 Breach of Warranty.  Any representation or warranty made at any time by the Borrower herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished.

(c)                                  Breach of Negative Covenants, Certain Other Covenants or Visitation Rights.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.01(a), Section 8.01(e), Section 8.02, or Section 8.03(e)(i).

(d)                                 [Reserved].

(e)                                  Breach of Other Covenants.

(i)                                     Any of the Loan Parties shall fail to timely perform the covenants set forth in Section 8.01(l)(iv), Section 8.03(a), Section 8.03(b) or Section 8.03(c) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of (x) any senior officer of any Loan Party becomes aware of the occurrence thereof or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(ii)                                  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) any officer of any Loan Party becomes aware of the occurrence thereof or (y) the date upon which the Borrower has received written notice of such default from the Agent.

(f)                                   Defaults in Other Agreements or Debt; Bonding Matters.

(i)                                     A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any Debt under which any Loan Party or Subsidiary of any Loan Party (other than any Non-Guarantor Subsidiary) may be obligated as a borrower, guarantor, counterparty or other party in excess of $35,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any indebtedness or other obligation when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes (or with the giving of notice would permit or cause) the acceleration of any indebtedness or other obligation or the termination of any commitment to lend in amount in excess of $35,000,000.

(ii)                                  One or more surety, reclamation or similar bonds securing obligations of the Borrower or any Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $50,000,000 or more shall be actually terminated, suspended or revoked prior to the full and complete satisfaction or discharge of such obligations by the Borrower or any Subsidiary of the Borrower and not replaced within 30 days of such termination, suspension or revocation; provided that the Borrower or any Subsidiary shall be permitted to replace such surety bonds with self-bonding obligations to the extent permitted by any Person to which satisfaction of the obligations secured by such bonds are owed prior to full satisfaction of the obligations secured by such bonds.

(g)                                  Judgments or Orders.  Any judgments or orders (including with respect to any Environmental Health and Safety Claims, Environmental Health and Safety Complaints, or Environmental Health and Safety Orders) (x) for the payment of money in excess of $35,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises or (y) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Change shall be entered against any Loan Party or Subsidiary thereof, which judgment, in either case, is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry; provided, however, that any such judgment or order under subclause (x) of this clause (g) shall not be an Event of Default under this Section 9.01(g) if and for so long as the amount of such judgment or order in excess of $35,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof (and such insurer has been notified of the potential claim and does not dispute coverage).

(h)                                 Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(i)                                     Uninsured Losses; Proceedings Against Assets.  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $35,000,000 (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $35,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(j)                                    [Reserved];

(k)                                 [Reserved];

(l)                                     Events Relating to Plans and Benefit Arrangements.  Any of the following occurs, in each case, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Change: (i) any Reportable Event, which could reasonably be expected to constitute grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan or (iv) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan;

(m)                             [Reserved];

(n)                                 Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 35% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of the Borrower on the first day of such period, (2) were nominated for election by the Borrower, or (3) were approved for appointment by the Board shall cease to constitute a majority of the board of directors of the Borrower, provided that the appointment of any directors of the Borrower pursuant to the Plan of Reorganization shall not result in an Event of Default;

(o)                                 Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Loan Party or Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(p)                                 Voluntary Proceedings.  Any Loan Party or Material Subsidiary of a Loan Party shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

Section 9.02.                          Consequences of Event of Default.  (a) Events of Default Other than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default shall occur and be continuing, the Agent, at the written direction of the Required Lenders may, and upon the request of the Required Lenders, shall, by written notice to the Borrower, take one or more of the following actions: (i) declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, or (ii) exercise rights and remedies in respect of the Collateral in accordance with Section 11 of each Security Agreement and/or the comparable provisions of any other Collateral Document.

(b)                                 Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.01(o) or 9.01(p) shall occur, the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Debt of the Borrower to the Lenders under the Loan Documents shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(c)                                  Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates which has agreed in writing to be bound by the provisions of Section 5.03 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Debt.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)                                 Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing and if the Agent or the Required Lenders shall have accelerated the maturity of the Term Loans pursuant to any of the foregoing provisions of this Section 9.02, then the Agent or any Lender, if owed any amount with respect to such Term Loans, may, to the extent permitted by Law, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Lenders; and

(e)                                  Application of Proceeds.  From and after the date on which the Agent has taken any action pursuant to this Section 9.02 and until all Obligations of the Loan Parties under the Loan Documents (other than indemnification or other contingent obligations for which no amount is due and owing) have been paid in full, any and all proceeds received by the Agent from the sale or other disposition of the Collateral, or any part thereof, or the exercise of any remedy by the Agent or any Lender from the exercise of any remedy by the Agent or any Lender shall be applied as follows:

(i)                                     first, to ratably reimburse the Agent and the Lenders for all costs, expenses, indemnities and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)                                  second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent) payable to the Agent in its capacity as such;

(iii)                               third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the respective amounts described in this clause third payable to them;

(iv)                              fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth payable to them;

(v)                                 fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fifth held by them; and

(vi)                              sixth, the balance, if any, to the Borrower or as required by Law.

(f)                                   Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including the Mortgages), the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

(g)                                  Notice of Sale.  Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10)

days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower and each other Loan Party.

ARTICLE 10
THE AGENT

Section 10.01.                   Appointment and Authority.  Each of the Lenders hereby irrevocably appoints the Agent to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent in such capacities to take such actions on its behalf and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs Agent, in each of its capacities, and Agent, in each if its capacities, is authorized to enter into the Loan Documents and any other related agreements, including the No Proceedings Letter, in the forms presented to the Agent.  The provisions of this Article 10 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02.                   Rights as a Lender.  If applicable, the Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03.                   Exculpatory Provisions.

(a)                                 The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, covenants, functions, obligations, responsibilities or liabilities, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, including in each case, without limitation, any expression of approval or satisfaction, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in the absence of such direction or consent may refrain from taking any such discretionary actions or exercising any such discretionary power, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)                                 The Agent shall not be liable for any action taken or not taken by it (i) at the direction, with the consent or at the request of (or non-objection by) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)                                  The Agent and each of its officers, directors, employees, advisors, agents, attorneys-in-fact and affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or for the failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein.

(d)                                 No provision of this Agreement or any related document shall require the Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(e)                                  In no event shall the Agent be responsible or liable for special, indirect, exemplary, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

(f)                                   The Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(g)                                  The Agent shall not be required to take any action under this Agreement or any related document if taking such action (i) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(h)                                 The Agent shall not have any duty or responsibility in respect of (i) creating, monitoring or maintaining the perfection, continuation of perfection or the creating, sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.  The Agent shall be authorized to file any financing or continuation statements or record any documents or instruments in any public office at any time or times or otherwise perfect or monitor or maintain any security interest in the Collateral.

(i)                                     In no event shall the Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

(j)                                    For the avoidance of doubt, the Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under any Loan Document and any other related agreements in any of its capacities.

Section 10.04.                   Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Borrower, the Loan Parties or any other Person or to inspect the property (including the books and records) of the Borrower and Loan Parties; and (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto.  The Agent shall not have any liability to the Borrower, any Loan Party or any Lender or any other Person for the Borrower’s, any Loan Party’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Loan Document.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” “waived by the Agent,” “consented to by the Agent,” “agreed by the Agent” and phrases of similar import (including, without limitation, any actions required of the Agent in connection with the collection, adjustment or settlement under an insurance policy pursuant to any Loan Document, or any actions required of the Agent in connection with or arising from the Cases) that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion may be subject to the Agent’s receiving written direction or consent from (or non-objection by) the Required Lenders to take such action or to exercise such rights.

Section 10.05.                   Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents or attorneys-in-fact selected by the Agent. The Agent and any such agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 8.03 shall apply to any such agent or attorney-in-fact and to the Related Parties of the Agent and any such sub agent. The Agent shall not be responsible for the negligence or misconduct or for the supervision of any agents or attorneys-in-fact selected by it, except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.

Section 10.06.                   Resignation of the Agent.  The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed).

(a)                                 If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)                                 With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 5.10 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 13.03 shall continue in effect for the benefit of such retiring or removed Agent, its agents, attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(c)                                  Any successor Agent appointed pursuant to clause (a) or (b) above agrees to be bound by and shall enter into the No Proceedings Letter as a condition to such appointment.

Section 10.07.                   Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

Section 10.08.                   Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders).

Section 10.09.                   The Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.04 and 13.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.04 and 13.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding

Section 10.10.                   Banking Law.  In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Banking Law”), the Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Agent.  Accordingly, each of the parties hereto agrees to provide to the Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Banking Law.

ARTICLE 11
RESERVED

ARTICLE 12
RESERVED

ARTICLE 13
MISCELLANEOUS

Section 13.01.                   Modifications, Amendments or Waivers.  The Required Lenders and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that, except as otherwise expressly contemplated by this Agreement, no such agreement, waiver or consent may be made which will:

(a)                                 [Reserved];

(b)                                 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Extend the Stated Maturity Date or the time for payment of principal or interest of any Loan, or any fee payable to any Lender, or reduce the principal amount of, or the rate of interest borne by, any Loan or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby;

(c)                                  Release of Collateral or Guarantor. Except for sales of assets permitted by Sections 8.02(c), 8.02(d) or other transactions expressly permitted hereunder, release all or substantially all of the Collateral or all or substantially all of the Guarantors from their Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

(d)                                 Miscellaneous. Amend Section 5.02, 5.03 or 10.03 or this Section 13.01, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent may be made without the written consent of the Agent; provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 13.01(b) through 13.01(e) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.06(c).

Section 13.02.                   No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

Section 13.03.                   Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable expenses incurred by the Agent and its Affiliates or by any Lender (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one primary counsel to the Agent and of one primary counsel to the Required Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Agent and of one local counsel in any relevant jurisdiction to the Required Lenders, taken as a whole, unless in the reasonable judgment of the Required Lenders, a conflict exists which necessitates the engagement of separate local counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable expenses (including, but not limited to, the fees and expenses of counsel) incurred by the Agent and its Affiliates or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable expenses of the Agent and the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties during the continuation of an Event of Default.

(b)                                 Indemnification by the Borrower.  The Borrower shall defend, indemnify, release, and protect the Agent (and any agent and attorney-in-fact thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including strict liabilities), obligations, fines, penalties and related assessments, costs and expenses (including reasonable and documented fees and expenses of counsel) in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee, and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Health and Safety Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the foregoing, matters subject to Section 13.03(b) include (A) Contamination at, on, in, under or affecting any Real Property; (B) the presence, use, handling, management, Release, threat of Release, storage, treatment, production, generation, processing, refining, extraction, distribution, sale, collection, reclamation, recycling, disposal or manufacture of any Regulated Substances on, in, under or affecting any real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party or which may or have migrated to any surrounding areas from such real property or Borrower or any of its Subsidiaries arranging for disposal of or transportation to or from such real property of Regulated Substances; (C) the imposition, attachment, filing or recording of any Lien (other than a Permitted Lien) or other encumbrance authorized by Environmental, Health and Safety Laws against the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party and the removal of any such lien or encumbrances; (D) an Environmental, Health and Safety Claim, Environmental, Health and Safety Complaint or Environmental, Health and Safety Order relating or pertaining to the Real Property, the Borrower or any of its Subsidiaries; and (E) the failure to comply with or the violation of any Environmental, Health and Safety Law, Environmental, Health and Safety Permit or Environmental, Health and Safety Order with respect to the real property, whether owned or leased, of any Loan Party or any Subsidiary of a Loan Party or the operations of the Borrower or any of its Subsidiaries.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 13.03(a) or 13.03(b) to be paid by it to the Agent (or any agent or attorney-in-fact thereof) or any Related Party of any of the foregoing, each applicable Lender severally agrees to pay to the Agent (or any such agent or attorney-in-fact) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such agent or attorney-in-fact) in its capacity as such, or against any Related Party acting for the Agent (or any such agent or attorney-in-fact) in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 13.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee.

(e)                                  Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

Section 13.04.                   Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.02) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Stated Maturity Date if the Stated Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 13.05.                   Notices; Effectiveness; Electronic Communication.  (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.05(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(C).

Notices sent by hand shall be deemed to have been given when received, notices sent by overnight courier service shall be deemed to have been given one Business Day after deposit with a reputable overnight courier service, notices mailed by certified or registered mail shall be deemed to have been given three Business Days after being deposited in the mail, postage prepaid; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.05(b) shall be effective as provided in such Section.

(b)                                 Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 13.06.                   Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 13.07.                   Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 and Section 13.03, shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

Section 13.08.                   Reserved.

Section 13.09.                   Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under the Facility without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.09(b) or (ii) by way of participation in accordance with the provisions of Section 13.09(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.09(d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.09(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in Section 13.09(b)(i)(A) above, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.09(b)(i)(B) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment, or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500. The assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Institution or (D) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person); provided that notwithstanding anything to the contrary in this Agreement, the Borrower and the other Loan Parties and the Lenders acknowledge and agree that in no event shall the Agent (in its capacity as such) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to any preclusions as to assignments to Disqualified Institutions.  Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to, in connection with its maintenance of the Register (or otherwise), ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans or Commitments, or any disclosure of confidential information, to any Disqualified Institution.

(vi)                              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire its full pro rata share of all Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 13.09(c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.08, 5.09, 5.10, and 13.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.09(d) of this Section.

(c)                                  Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at its Principal Office a copy of each Assignment and Assumption Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.03(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.01 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.08, 5.09 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.09(b) (it being understood that the documentation required under Section 5.09 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.03 and 5.07 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.08 or 5.09, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.10.                   Confidentiality.  (a) General. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or, Participant or in, or any prospective assignee of, or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to rating agencies, credit insurers, CUSIP Service Bureau, Inc., market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 13.10(a).

Section 13.11.                   Counterparts; Integration.  (a) Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.12.                   CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  (a) Governing Law. This Agreement shall be deemed to be a contract under the Law of the State of New York without regard to its conflict of laws principles that would require the application of any other Law.

(b)                                 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY THE AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 13.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, THE AGENT OR THE ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.13.                   USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act.

Section 13.14.                   No Fiduciary Duty.  Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Loan Parties acknowledge and agree that (a) the arranging and other services regarding this Agreement and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agent and the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (y) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent or any Lender has any obligation to disclose any of such interests to the Borrower and its Affiliate, and (z) each Lender is acting solely as principal and not as an advisor, the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.15.                   The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of Borrower Materials through the Internet.

Section 13.16.                   Authorization to Release Collateral and Guarantors.  The Lenders authorize the Agent to (i) release any Collateral that becomes Excluded Property (or any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document) or any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.02(d) or 8.02(c), and (ii) release any Guarantor from its obligations under the Guaranty Agreement if such Guarantor becomes a Non-Guarantor Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, including, without limitation, in the event the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.02(d) or 8.02(c). Upon the written request of the Borrower

(accompanied by such certificates and other documentation as the Agent or any Lender may reasonably request) the Agent on behalf of the Lenders, (i) shall release, subordinate, enter into non-disturbance agreements or consent to the release by the Agent of any Collateral or Guarantor in connection with any event contemplated above or any easements, permits, licenses, rights of way, surface leases or other surface rights or interests permitted to be granted hereunder or any Payment in Full hereunder or termination hereof, and (ii) notwithstanding Section 13.01 or any other provision in any Loan Document to the contrary, the Agent may, on behalf of the Lenders, amend, modify, supplement, restate, terminate or release in whole or in part any of the Loan Documents from time to time or consent to such action by the Agent to (a) add Guarantors of the Obligations, (b) add property or other assets as Collateral, (c) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, or (d) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected.

Section 13.17.                   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under Collateral Documents may be exercised solely by the Agent.

Section 13.18.                   Acknowledgements and Consent to Bail-in of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first written above.

ARCH COAL, INC., as the Borrower

By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Senior Vice President – Law, General Counsel and Secretary

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WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as the Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title:	Vice President

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